UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

XENCOR, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 27, 2026
Fellow stockholder,
Xencor is a clinical development-stage biotechnology company advancing cutting-edge XmAb® engineered antibodies for patients affected by cancer and autoimmune disease. The plug-and-play nature of our XmAb Fc domains and our protein engineering expertise have enabled a broad clinical pipeline of antibody-based drug candidates for patients with high unmet medical needs. We take a focused approach to research and development with the goals of delivering best-in-class medicines and commercializing our own products.
In 2025, we continued to execute across multiple early- and mid-stage clinical studies of novel XmAb drug candidates in oncology and autoimmune diseases, advancing a pipeline built on our world-class protein engineering capabilities. We are focused on developing targeted T cell-engaging bispecific antibodies, including XmAb819 (ENPP3 x CD3) and XmAb541 (CLDN6 x CD3) for solid tumors, and plamotamab (CD20 x CD3) and XmAb657 (CD19 x CD3) for autoimmune diseases, where targeted B-cell depletion represents a validated therapeutic approach. Our TL1A programs, including XmAb942, a potential best-in-class anti-TL1A antibody, and XmAb412, a TL1A x IL-23p19 bispecific antibody, together represent a differentiated strategy in inflammatory bowel disease and potentially other inflammatory disorders.
In oncology, we reported encouraging initial dose-escalation data for XmAb819 in advanced clear cell renal cell carcinoma and early dose-escalation data for XmAb541 in ovarian, endometrial and germ cell cancers. XmAb819 was generally well tolerated and demonstrated a 25% partial response rate and a 70% disease control rate among efficacy-evaluable patients within the target dose range. XmAb541 also demonstrated confirmed partial responses in patients with ovarian cancer and germ cell tumors. Enrollment continues for both programs, and in the second half of 2026, we expect to present additional clinical data to support dose selection and advancement toward pivotal studies planned for 2027.
In autoimmune diseases, we presented first-in-human data for XmAb942, demonstrating favorable tolerability and an extended half-life supporting a 12-week maintenance dosing interval, and we initiated the global Phase 2b XENITH-UC study in ulcerative colitis. We also advanced XmAb412 as our lead TL1A x IL-23p19 bispecific antibody and plan to initiate first-in-human studies in the second half of 2026. In addition, we initiated proof-of-concept studies of plamotamab in rheumatoid arthritis and XmAb657 in idiopathic inflammatory myopathies.
We look forward to further progress across our partnered pipeline, with multiple candidates now being evaluated in or advancing rapidly toward Phase 3 studies. We ended 2025 with cash, cash equivalents and marketable debt securities of $610.8 million, and under our current operating plans, we believe we are well positioned to reach meaningful clinical decision points across our pipeline, while focusing resources on our highest-value opportunities.
At this year's annual meeting, we are asking for stockholders to vote FOR the proposed amendment to our 2023 Equity Incentive Plan to increase the authorized shares reserved for issuance, among other items. Our future success depends on our ability to attract, retain and motivate highly qualified employees across our entire organization, and competition for talent in oncology and autoimmune drug development remains exceptionally strong. The requested increase represents approximately 5.4% of our outstanding shares as of March 31, 2026 and is designed to cover approximately one year of equity grants. Based on our analysis of peer companies in the biotechnology industry and taking a holistic and industry-based approach to evaluating equity proposals, we believe this request is reasonable and necessary.
We appreciate your continued support and perspective. You are invited to join us at our 2026 Annual Meeting of Stockholders on Tuesday, June 16, 2026 at 1:00 p.m. PT at our laboratories and headquarters in Pasadena, California. As always, please reach out to our investor relations personnel with any questions about our strategy or governance practices.

Bassil I. Dahiyat, Ph.D.
President, Chief Executive Officer and Director
XENCOR, INC.
465 North Halstead Street, Suite 200
Pasadena, CA 91107
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 16, 2026
Dear Stockholder:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders of Xencor, Inc., a Delaware corporation (the “Company”) to be held on Tuesday, June 16, 2026 at 1:00 p.m. Pacific Time at the Company’s headquarters, 465 North Halstead Street, Suite 200, Pasadena, California 91107. We are holding the meeting for the following purposes:
1.To elect the nine nominees to the Board of Directors named in the accompanying Proxy Statement to serve until the next annual meeting and until their successors are duly elected and qualified;
2.To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026;
3.To approve the proposed amendment to the Company's Amended and Restated 2023 Equity Incentive Plan to increase the number of authorized shares reserved for issuance thereunder by 4,000,000 shares;
4.To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers, as disclosed in the accompanying Proxy Statement; and
5.To conduct any other business properly brought before the meeting or any adjournments or postponements thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice (the “Proxy Statement”).
The record date for the annual meeting is April 17, 2026. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. This Notice is being mailed to all stockholders of record entitled to vote at the annual meeting on or about April 27, 2026.
Our Board of Directors recommends that you vote FOR the election of each of the director nominees and FOR Proposals 2, 3 and 4.
If we decide to make any change in the date, time or location, or to hold the annual meeting virtually by remote communication, an announcement of such changes will be made through a press release that will also be filed with the Securities and Exchange Commission as additional proxy materials and we will post details on our website at https://investors.xencor.com. Please check our website in advance of the date of the annual meeting if you are planning to attend in person. If we elect to hold a virtual meeting, this will not have any impact on your ability to vote by proxy using the enclosed proxy card, vote by proxy on the internet or vote by proxy over the telephone, each as explained in the Proxy Statement. As always, we encourage you to vote your shares prior to the annual meeting.

By Order of the Board of Directors

Pasadena, California	Celia E. Eckert
Secretary
April 27, 2026

You are cordially invited to attend the annual meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on June 16, 2026: Our Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2025 will be available at https://web.viewproxy.com/xncr/2026.

TABLE OF CONTENTS

Page
Questions and Answers About These Proxy Materials and Voting	2

Proposal 1 Election of Directors	7

Proposal 2 Ratification of Selection of Independent Registered Accounting Firm	12

Proposal 3 Approval of Proposed Amendment to the Company's 2023 Equity Incentive Plan to Increase the Number of Authorized Shares Available for Issuance Thereunder by 4,000,000 Shares	15

Proposal 4 Advisory Vote on Executive Compensation	25

Corporate Governance	26

Report of the Audit Committee of the Board of Directors	30

Director Compensation	32

Transactions with Related Persons	35

Executive Officers	36

Executive Compensation Discussion and Analysis	37

Report of the Human Capital Management & Compensation Committee of the Board of Directors	49

Ratio of Annual Compensation for the CEO to Our Median Employee	58

Security Ownership of Certain Beneficial Owners and Management	59

Pay versus Performance	62

Householding of Proxy Materials	65

Other Matters	65

Annex I - Amendment No. 1 to Xencor, Inc. Amended and Restated 2023 Equity Incentive Plan	66

XENCOR, INC.
465 North Halstead, Suite 200
Pasadena, CA 91107
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
To be held on June 16, 2026
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as “our Board” or “the Board”) of Xencor, Inc. (“Xencor” or the “Company”) is soliciting your proxy to vote at the 2026 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 27, 2026 to all stockholders of record as of April 17, 2026 (the “Record Date”) entitled to vote at the annual meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after April 27, 2026.
How can I attend the annual meeting?
The meeting will be held on Tuesday, June 16, 2026 at 1:00 p.m. local time at the Company’s headquarters, 465 North Halstead Street, Suite 200, Pasadena, California 91107. Directions to the annual meeting may be found on our website at: www.xencor.com. Information on how to vote in person at the annual meeting is discussed below.
If we decide to make any change in the date, time or location, or to hold the annual meeting virtually by remote communication, an announcement of such changes will be made through a press release that will also be filed with the SEC as additional proxy materials and we will post details on our website at https://investors.xencor.com. Please check our website in advance of the date of the annual meeting if you are planning to attend in person.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 17, 2026 will be entitled to vote at the annual meeting. On the Record Date, there were 74,127,372 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 17, 2026, the Record Date, your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting, or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy ahead of the meeting to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 17, 2026, the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.
What matters will be voted on at the annual meeting?
There are four matters scheduled for a vote at the annual meeting:
•Proposal 1: Election of the nine nominees to the Board named in this Proxy Statement to serve until the next annual meeting and until their successors are duly elected and qualified;
•Proposal 2: Ratification of selection by the Audit Committee of the Board of KPMG LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026;
•Proposal 3: Approval of the amendment to the Company’s Amended and Restated 2023 Equity Incentive Plan to increase the number of authorized shares reserved for issuance thereunder by 4,000,000 shares; and
•Proposal 4: Approval, on an advisory (non-binding) basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.
No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For Proposals 2, 3 and 4, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the annual meeting or vote by proxy. Proxy votes may be cast either over the telephone, through the internet, or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote even if you have already voted by proxy.
•To vote via the internet, please follow the instructions in the Notice or proxy card.
•To vote by telephone, please follow the instructions in the Notice or proxy card.
•To vote by mail, please complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•To vote in person, please come to the annual meeting and we will give you a ballot when you arrive.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, other agent, or nominee you should have received a Notice containing voting instructions from that organization rather than from Xencor. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in-person at the annual meeting, you must obtain a valid legal proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials or contact your broker, bank, or other agent to request a proxy form.
Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?
Our common stock is the only class of voting stock we have. On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 17, 2026.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record as of the Record Date and do not vote by completing your proxy card, by telephone, through the internet or in-person at the annual meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares held in “street name” and do not instruct your broker, bank, other agent or nominee how to vote your shares, the question of whether your broker, bank, or other agent will still be able to vote your shares depends on whether the applicable stock exchange deems the particular proposal to be a “routine” matter. Brokers, banks, other agents and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the applicable stock exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker, bank, other agent or nominee may not vote your shares on Proposals 1, 3 or 4 without your instructions but may vote your shares on Proposal 2.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you are a stockholder of record and return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable: “For” the election of all nine nominees for director, “For” the ratification of selection by the Audit Committee of the Board of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026, “For” the approval of the proposed amendment to the Company’s Amended and Restated 2023 Equity Incentive Plan to increase the number of authorized shares available for issuance thereunder by 4,000,000 shares, and “For” the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but if we engage a proxy solicitor, we expect it will be paid a customary fee of approximately $12,500, plus out-of-pocket expenses. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to Xencor, Inc.’s Secretary at 465 North Halstead Street, Suite 200, Pasadena, California 91107.

•You may attend the annual meeting and vote at the meeting. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that will be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held in “street name” by your broker, bank, or other agent, you should follow the instructions provided by your broker, bank, or other agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2026 and must otherwise comply with Rule 14a-8 under the Exchange Act. Any proposal received after December 28, 2026 will be considered untimely, and will not be included in next year’s proxy materials.
In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 under the Exchange Act must properly submit a proposal in accordance with the Company’s second amended and restated bylaws (the “Bylaws”). Pursuant to the Bylaws, if you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, your written request must be received by the Secretary for Xencor, Inc. between February 16, 2027 and March 18, 2027. However, if our 2027 Annual Meeting of Stockholders is not held between May 17, 2027 and July 16, 2027, under the Bylaws, this notice must be received not later than the close of business on the later of the 90th day prior to our 2027 Annual Meeting of Stockholders or the 10th day following the date on which public announcement of the date of our 2027 Annual Meeting of Stockholders is first made. You are also advised to review the Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 19, 2027. All notices should be directed to the attention of the Secretary of Xencor, Inc. at 465 North Halstead Street, Suite 200, Pasadena, California 91107.
While our Board will consider proper stockholder proposals that are properly brought before the 2027 Annual Meeting of Stockholders, we reserve the right to omit from next year’s proxy materials stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the Proposal 1, votes “For,” “Withhold” and broker non-votes; and, with respect to Proposals 2, 3 and 4, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. We do not expect to have broker non-votes on Proposal 2. The Bylaws provide that an action of our stockholders (other than the election of directors) is approved if a majority of the shares present or represented by proxy at the meeting and entitled to vote are in favor of such action, and the directors are elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote generally on the election of directors. Therefore, abstentions are not relevant to Proposal 1 and will have the same effect as “Against” votes with respect to Proposals 2, 3 and 4.
Abstentions and broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting. A broker non-vote will make a quorum more readily attainable but are not considered entitled to vote under Delaware law and therefore will not otherwise affect the outcome of the vote on any proposal.
What are “broker non-votes?”
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the applicable stock exchange to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
➢    For Proposal 1, the election of directors, the nine nominees receiving the most “For” votes from the holders of shares voting in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote on the election of directors will be elected. Only votes “For” are counted in determining whether a plurality has been cast in favor of a director nominee. If you “Withhold” authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. For a “Withhold” vote, your shares will be counted for purposes of determining whether there is a quorum but will not otherwise affect the outcome.
➢    To be approved, Proposal 2, ratifying the selection by the Audit Committee of the Board of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026, we must receive “For” votes from the holders of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Because Proposal 2 is considered to be “routine,” we do not expect any broker non-votes on Proposal 2.
➢    To be approved, Proposal 3, approving the proposed amendment to the Company’s Amended and Restated 2023 Equity Incentive Plan to increase the number of authorized shares available for issuance thereunder by 4,000,000 shares, we must receive “For” votes from the holders of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Although Proposal 3 is considered to be “non-routine” and we expect there may be broker non-votes on this proposal, broker non-votes are not considered entitled to vote and therefore will have no effect on the outcome.
➢    To be approved, Proposal 4, approving, by a non-binding advisory vote, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement, we must receive “For” votes from the holders of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Although Proposal 4 is considered to be “non-routine” and we expect there may be broker non-votes on this proposal, broker non-votes are not considered entitled to vote and therefore will have no effect on the outcome.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 74,127,372 shares outstanding and entitled to vote. Thus, the holders of 37,063,687 shares must be present or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other agent or nominee) or if you vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results, and within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Do the Company’s officers and directors have an interest in any of the matters to be acted upon at the annual meeting?
Each of the nine director nominees set forth herein has an interest in Proposal 1 as each of them is either a nominee for director and is currently a member of the Board. Members of the Board and our officers do not have any interest in Proposal 2, the ratification of the appointment of our independent registered accounting firm. Members of our Board and our executive officers have an interest in Proposal 3, the approval of the proposed amendment to the Company’s 2023 Plan (as defined below) to increase the number of authorized shares available for issuance thereunder by 4,000,000 shares, as members of our Board and our officers are eligible to receive awards under the Amended A&R 2023 Plan (as defined below). Our named executive officers have an interest in Proposal 4, the compensation of the named executive officers, as executive officer compensation is subject to this non-binding advisory vote.

PROPOSAL 1
ELECTION OF DIRECTORS
BOARD SELECTION AND REFRESHMENT
Our Board has delegated responsibility for the review and recommendation of director nominees to the Nominating and Corporate Governance Committee. Upon the recommendation of the Company’s Nominating and Corporate Governance Committee (our “Nominating Committee”), a slate of directors is nominated by the Board and submitted to a stockholder vote annually. The Nominating Committee also reviews and recommends candidates for the Board as vacancies or newly created positions occur.
CONSIDERATIONS
The Nominating Committee identifies a diverse pool of potential director candidates for nomination using sources such as independent search firms and director recommendations. Potential candidates are comprehensively reviewed and interviewed by members of the Nominating Committee and other Board members, including our lead independent director. During these interviews, directors assess candidates on the basis of their skills and experience, their personal attributes and their expected contribution to the current mix of competencies and diverse expertise of the Board. At the same time, we conduct due diligence and solicit feedback from other external sources.
Our Board currently consists of nine directors, and there are nine nominees for director this year. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of the Company. It is our policy to invite nominees for Board membership to attend the annual meeting, but attendance is not mandatory. Six directors attended our 2025 Annual Meeting of Stockholders.
Directors are elected by a plurality of the votes of the holders of shares present at the annual meeting or represented by proxy and entitled to vote on the election of directors. The nine nominees receiving the highest number of affirmative votes will be elected. Although the Bylaws provide that all elections of directors shall be determined by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors, it is the policy of the Company that any nominee for director in an uncontested election that does not receive a majority of the votes cast (i.e., receives a greater number of votes “withheld” from his or her election than votes “for” his or her election) shall submit their offer of resignation for consideration by the Nominating Committee. The Nominating Committee will consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.
NOMINEES
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating Committee to recommend that person as a nominee for director, as of the date of this Proxy Statement.
The Nominating Committee seeks to assemble a diverse Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members that bring diverse perspectives to complement and strengthen the skills of other members and also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating Committee to recommend that person as a nominee. However, each of the members of the Nominating Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.
Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, our Board may designate a substitute nominee. In that case, the proxy holders will vote for the substitute nominee designated by our Board. Our Board has no reason to believe that any of the nominees will be unable to serve. There are no agreements or understandings pursuant to which any of the directors was selected to serve as a director. There are no family relationships between any director or director nominee and any other director or director nominee or any executive officer. There are no legal proceedings related to any of the directors or director nominees which must be disclosed pursuant to Item 103 or 401(f) of Regulation S-K.

Name	Age(1)	Position Held with the Company

Dr. Bassil I. Dahiyat	55	Director, President and Chief Executive Officer
Dr. Raymond J. Deshaies	64	Director
Dr. Ellen G. Feigal	71	Director
Dr. Kevin C. Gorman	68	Director
Mr. Kurt A. Gustafson	58	Director
Dr. Barbara Klencke	68	Director
Dr. A. Bruce Montgomery	72	Director
Mr. Richard J. Ranieri	74	Director
Mr. Todd E. Simpson	65	Director
_________________________________________
(1)As of April 27, 2026.
Bassil I. Dahiyat, Ph.D. has served as our President and Chief Executive Officer since February 2005 and as a member of our Board since August 1997. He has led the Company in creating a diverse clinical-stage portfolio of engineered antibodies for the treatment of cancer and serious diseases, and has established alliances with leading biopharmaceutical companies that have resulted in three marketed drugs. Dr. Dahiyat has more than 25 years of experience in the biotechnology business, having co-founded Xencor in 1997. From 1997 to 2003, he served as our Chief Executive Officer, and from 2003 to 2005, served as our Chief Scientific Officer. Dr. Dahiyat currently serves on the board of directors of Kodiak Sciences Inc., a publicly traded biopharmaceutical company, and Terray Therapeutics, Inc., a privately held biotechnology company. In 2017, Dr. Dahiyat was awarded the Ernst & Young Entrepreneur of the Year in Technology for the Los Angeles Region and in 2005 was recognized as a technology pioneer by the World Economic Forum. Additionally, Dr. Dahiyat was named one of 2003’s Top 100 Young Innovators by MIT’s Technology Review magazine for his work on protein design and its development for therapeutic applications and has received awards from the American Chemical Society, the Controlled Release Society and the California Institute of Technology. Dr. Dahiyat holds a Ph.D. in chemistry from the California Institute of Technology (“Caltech”) and B.S. and M.S.E. degrees in biomedical engineering from Johns Hopkins University. We believe that Dr. Dahiyat’s experience in the pharmaceutical industry and as one of our founders qualifies him to serve on our Board.
Raymond J. Deshaies, Ph.D. joined our Board in July 2025. Dr. Deshaies has more than 40 years of experience in biotechnology as a biochemist and cell biologist. He is currently Professor Emeritus of Biology and Biological Engineering (“BBE”) at Caltech, since December 2025. Dr. Deshaies currently serves on the board of directors of Site Therapeutics and Lyterian Therapeutics, both privately held biotechnology companies. Prior to his role at Caltech, he served as Distinguished Fellow at Amgen Inc. (“Amgen”), from January 2025 to June 2025, Senior Vice President from August 2024 to January 2025, Senior Vice President of Global Research from July 2018 to July 2024, and Senior Vice President of Discovery Research from May 2017 to July 2018. Prior to joining Amgen, he was a member of the professorial faculty of the BBE Division at Caltech from 1994 to 2017. During his tenure at Caltech, he also served as Executive Officer of the Division, and from 2000-2017 was an investigator of the Howard Hughes Medical Institute. He co-founded the biotechnology companies Cleave Biosciences in 2011 and Proteolix in 2003. He is an elected member of the American Academy of Arts and Sciences and the National Academy of Sciences. Dr. Deshaies received a B.S. in Biochemistry from Cornell University, a Ph.D. from the University of California, Berkeley (“Berkeley”) and performed postdoctoral studies at Berkeley and subsequently at the University of California, San Francisco. We believe that Dr. Deshaies’ significant scientific and leadership expertise in drug development and biotechnology and his educational background qualify him to serve on our Board.
Ellen G. Feigal, M.D. joined our Board in November 2018. Dr. Feigal has more than 30 years of drug development and healthcare regulatory experience. Dr. Feigal has served as a partner at NDA Partners, a strategy consulting firm, since November 2014, where she leads efforts in designing and executing product development and regulatory strategies in the product areas of biologics, including antibodies, cell and gene therapies, medical imaging, across a broad spectrum of disease areas, with a particular focus on hematology and oncology. She also currently serves as a member of the board of directors of NextCure, Inc., a publicly traded biopharmaceutical company, which she joined in October 2021, and as a member of the board of directors of Prescient Therapeutics Limited, a publicly traded biopharmaceutical company, which she joined in May 2023. Dr. Feigal is also adjunct faculty at the Sandra Day O'Connor College of Law, Arizona State University, a position she has held since April 2015, where she teaches Food & Drug Administration drug law and medical research ethics and law. Dr. Feigal previously served as senior vice president of research and development at the California Institute for Regenerative Medicine from 2011 to 2014; executive medical director, global development, at Amgen from 2008 to 2011; and chief medical officer at Insys Therapeutics from 2007 to 2008. She was a founding director of the American Course on Drug Development and Regulatory Sciences at the University of California, San Francisco (“UCSF”), which she began in 2006 and directed through 2011. Dr. Feigal’s positions also included director of medical devices and imaging at the Critical Path Institute from 2006 to 2007, and vice president of clinical sciences at the Translational Genomics Research Institute from 2004 to 2007. From 1992 to 2004, she held leadership roles at the National Cancer Institute, where she directed the Division of Cancer Treatment and Diagnosis after serving as deputy director of the division and as a senior investigator in the Cancer Therapy Evaluation Program. Dr. Feigal received her B.S. in biology and M.S. in molecular biology and biochemistry from University of California, Irvine, her M.D. from the University of California, Davis School of Medicine, completed an internal medicine residency at Stanford University and a hematology/oncology fellowship at UCSF. We believe that Dr. Feigal’s leadership and experience in regulatory affairs and drug development and her educational background qualify her to serve on our Board.
Kevin C. Gorman, Ph.D. joined our Board in April 2017. He has more than 30 years of experience in the life science business including senior roles in finance, business development and operations. Dr. Gorman is a founder of Neurocrine Biosciences, Inc., a publicly traded biotechnology company (“Neurocrine”), and has served as a member of the board of directors of Neurocrine, since January 2008, From January 2008 to October 2024, he served as President and Chief Executive Officer of Neurocrine. Previously, Dr. Gorman served as Executive Vice President and Chief Operating Officer of Neurocrine from September 2006 to January 2008 and Senior Vice President of Business Development. From 1990 until 1993, Dr. Gorman was a principal of Avalon Medical Partners, L.P., where he was responsible for the early-stage founding of the company and several other biotechnology companies such as Onyx Pharmaceuticals, Inc., Metra Biosystems, Inc., Idun Pharmaceuticals, Inc. and ARIAD Pharmaceuticals, Inc. Dr. Gorman received his Ph.D. in immunology and M.B.A. in finance from the University of California, Los Angeles and did further post-doctoral training at The Rockefeller University. We believe that Dr. Gorman’s experience in biotechnology company leadership roles and his educational background qualify him to serve on our Board.
Kurt A. Gustafson joined our Board in July 2014. Mr. Gustafson has more than 25 years of diverse experience in corporate finance, with 20 years in senior management roles leading the finance departments of multi-faceted, dynamic and growth-oriented biopharmaceutical industry organizations. Mr. Gustafson has served as Chief Financial Officer of OmniAb Inc., a publicly traded biopharmaceutical company, since March 2022. From June 2013 to March 2022, he served as Executive Vice President and Chief Financial Officer of Spectrum Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, and from April 2009 to June 2013, he served as Chief Financial Officer at Halozyme Therapeutics, Inc. (“Halozyme”), a publicly traded biopharmaceutical company. Before Halozyme, Mr. Gustafson worked at Amgen for over 18 years holding various positions in finance including Treasurer, Vice President, Finance and Chief Financial Officer of Amgen International based in Switzerland. Mr. Gustafson holds a Bachelor of Arts degree in accounting from North Park University in Chicago and an M.B.A. from University of California, Los Angeles. We believe Mr. Gustafson’s experience in biotechnology company leadership and finance and his educational background qualify him to serve on our Board.
Barbara J. Klencke, M.D. joined our Board in September 2023. Dr. Klencke has more than 20 years of biopharmaceutical product development experience. She has served as Chief Medical Officer of ALX Oncology, Inc., a publicly traded biopharmaceutical company, on an interim basis from September 2025 and on a permanent basis since February 2026. Dr. Klencke also served on the board of directors of ALX Oncology from January to September 2025 and currently serves on the board of directors of TScan Therapeutics, Inc., a publicly traded biopharmaceutical company, which she joined in April 2023. She previously served as the Chief Medical Officer and Chief Development Officer of Sierra Oncology, Inc. (“Sierra”), a publicly traded clinical-stage biopharmaceutical company from July 2015 to June 2023, where she built a highly effective clinical development organization and led its strategy and execution, culminating in the approval of OJJAARA® for myelofibrosis after Sierra’s acquisition by GSK. While at Sierra, she concurrently served as a member of the board of directors of Lexent Bio, Inc., a publicly traded biopharmaceutical company, from May 2017 to June 2020. From 2011 to 2015, Dr. Klencke served as senior vice president of global development at Onyx Pharmaceuticals, where she led development and execution for Onyx’s pipeline programs, including the approval of KYPROLIS® for multiple myeloma, through the company’s acquisition by Amgen Inc. in 2013. Between 2003 and 2011, she served as a group medical director at Genentech, where she led product development strategies for several early- and late-stage oncology programs, including KADCYLA®, AVASTIN® and TARCEVA®. Dr. Klencke completed Internal Medicine and Hematology/Oncology training at the University of California, San Francisco and remained there as an Assistant Professor of Medicine in Oncology focusing on clinical research from 1995 to 2002. She holds a B.S. from

Indiana University and an M.D. from the University of California, Davis. We believe that Dr. Klencke’s significant scientific expertise in drug development and biotechnology and her educational background qualify her to serve on our Board.
A. Bruce Montgomery, M.D. joined our Board in March 2015. Dr. Montgomery has more than 35 years of drug development, operations and financing experience, including positions at Genentech, Inc., Pathogenesis Corporation, Corus Pharma and Gilead Sciences, Inc. (“Gilead”). In October 2022, he retired as Chief Executive Officer and a member of the board of directors of Avalyn Pharma (formerly Genoa Pharmaceuticals), a private biotechnology company, which he joined in February 2017. From April 2011 to December 2016, he was Chief Executive Officer and a member of the board of directors of Cardeas Pharma Corporation, a private biotechnology company that he founded in 2010. From August 2006 to May 2011, Dr. Montgomery served as Senior Vice President of Gilead and prior to that, served for six years as Chief Executive Officer of Corus Pharma, Inc., a specialized biotechnology company that he founded, which was acquired by Gilead in 2006. While at Gilead, Dr. Montgomery successfully led the development of CAYSTON® as a treatment for cystic fibrosis patients. Dr. Montgomery also served as Executive Vice President of Research and Development at PathoGenesis Corporation until its acquisition by Chiron Corporation in 2000. Dr. Montgomery previously served as a board member for the following publicly traded companies: ZymoGenetics, Inc. (acquired by Bristol-Myers Squibb Company in 2010), Alder BioPharmaceuticals, Inc. (acquired by Lundbeck A/S in 2019) and Cytodyn, Inc. Dr. Montgomery is a board-certified internist and pulmonologist. Dr. Montgomery received his B.S. in chemistry (magna cum laude, Outstanding Chemistry Major (Merck Award)), and M.D. (Alpha Omega Alpha Honor Medical Society) from the University of Washington, Seattle. We believe that Dr. Montgomery’s executive leadership experience in pharmaceutical and biotechnology company drug development and his educational background qualify him to serve on our Board.
Richard J. Ranieri joined our Board in December 2017. Mr. Ranieri has more than 40 years of senior level biopharmaceutical human resource experience. He has served as a senior advisor to BioMarin Pharmaceutical Inc. (“BioMarin”) since January 2019, and from September 2013 through December 2018, he served as executive vice president of human resources and corporate affairs at BioMarin. Previously Mr. Ranieri served as executive vice president, human resources at Dendreon Pharmaceuticals from 2010 to 2013, and as executive vice president, human resources and administration at Sepracor, Inc. from 2008 to 2010. Earlier in his career, Mr. Ranieri served in executive positions at Neurocrine, Genencor International, and SmithKline Beecham. He received a B.A. in social science and accounting from Villanova University, and an M.A. in organizational development from Rider University. We believe that Mr. Ranieri’s leadership experience in human resources with biotechnology organizations qualifies him to serve on our Board.
Todd E. Simpson joined our Board in March 2025. Mr. Simpson has more than 40 years of experience serving in chief financial officer and other financial roles at multiple biopharmaceutical companies and in public accounting. Most recently he served as Chief Financial Officer at Seagen Inc. (“Seagen”) from October 2005 through its acquisition in December 2023. During his eighteen years as Chief Financial Officer of Seagen, Mr. Simpson played an important role in the development, launch, and commercialization of four oncology drugs across more than a dozen labeled indications in the United States. He was also instrumental in Seagen’s international expansion, leading to the commercialization of medicines in the Americas and Europe. Mr. Simpson has led a range of functions including global finance, strategic planning, tax, treasury, corporate real estate, facilities, investor relations, corporate communications and information technologies, among others. Prior to joining Seagen, he served in executive roles at Targeted Genetics, Aastrom Biosciences and Telios Pharmaceuticals. Mr. Simpson currently serves on the board of directors of Shape Therapeutics Inc., since June 2024, a privately held biotechnology company, and he previously served on the boards of directors of Neoleukin Therapeutics, Aquinox Pharmaceuticals, and Life Science Washington (formerly Washington Biotech and Biomedical Association). Mr. Simpson is a certified public accountant (inactive), and early in his career he practiced public accounting with Ernst & Young LLP for nearly a decade. He received a B.S. in Accounting and Computer Science from Oregon State University. We believe Mr. Simpson’s experience in biotechnology company leadership and finance qualify him to serve on our Board.

Board Matrix (as of April 27, 2026)
	Dahiyat	Deshaies	Feigal	Gorman	Gustafson	Klencke	Montgomery	Ranieri	Simpson
Skills and Experience
Financial Expertise	●			●	●	●	●		●
Biotechnology	●	●	●	●	●	●	●	●	●
Public Company Board	●			●	●	●	●		●
Regulatory			●			●	●
Research & Development	●	●	●	●		●	●
Senior Management	●	●		●	●	●	●	●	●
Business Development	●	●		●	●	●	●		●
Human Capital Management	●			●	●	●	●	●	●
Governance/Business Ethics	●		●	●	●	●	●	●	●
Age, Tenure and Independence
Age	55	64	71	68	58	68	72	74	65
Tenure (years)	28	0	7	9	11	3	11	8	1
Independence		●	●	●	●	●	●	●	●
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has served as our independent registered public accounting firm since March 3, 2025 and audited the Company’s 2025 financial statements. Prior to KPMG LLP’s appointment, RSM US LLP served as our independent registered public accounting firm. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

CHANGE IN CERTIFYING ACCOUNTANT
On February 27, 2025, the Audit Committee dismissed RSM US LLP (“RSM”) as the Company’s independent registered public accounting firm, effective immediately. RSM served as the Company’s independent registered public accounting firm from 2015 through February 27, 2025.
The reports of RSM on the Company’s consolidated financial statements for the fiscal years ended December 31, 2024 and 2023 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit reports of RSM on the effectiveness of internal control over financial reporting as of December 31, 2024 and 2023 indicated that the Company did not maintain effective internal control over financial reporting as of December 31, 2024 and 2023 because of the material weaknesses described below.
During the fiscal years ended December 31, 2024 and 2023 and the subsequent interim period through February 27, 2025, the Company believes there have been no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with RSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM, would have caused RSM to make reference thereto in their reports on the consolidated financial statements for such fiscal years.
During the fiscal years ended December 31, 2024 and 2023 and the subsequent interim period through February 27, 2025, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that the Company identified the following material weaknesses in the Company’s internal control over financial reporting to have existed as of December 31, 2024 and 2023: (i) a deficiency in the design of controls related to the Company’s review of the accounting treatment of the proceeds from the sale of future royalties as part of our non-routine transactions, and (ii) a deficiency in the design of controls related to the evaluation of certain tax legislation, which together led to the restatement of the Company’s audited financial statements for the year ended December 31, 2023 and the unaudited financial statements for the quarterly periods ended March 31, 2024, June 30, 2024 and September 30, 2024. The Company has implemented a remediation plan to address each of these material weaknesses. Additionally, as previously reported, on February 7, 2025, the Company was advised by, and received notice from, RSM that disclosure should be made and action should be taken to prevent future reliance on (i) the Reports of Independent Registered Public Accounting Firm, dated February 28, 2024, relating to the Company’s internal control over financial reporting and consolidated financial statements for the year ended December 31, 2023, and (ii) the completed interim reviews for the interim periods ended March 31, 2024, June 30, 2024 and September 30, 2024, and that RSM has recalled its reports, dated February 28, 2024, on the Company’s 2023 internal control over financial reporting and the 2023 financial statements. Additionally, the Company identified a material weakness in its internal control over financial reporting related to the design and operating deficiencies in the impairment analysis of its equity investment in Zenas, specifically related to securities without a readily determinable fair value, to have existed as of the quarterly periods ended March 31, 2024 and June 30, 2024. This material weakness was remediated as of the quarterly period ended September 30, 2024.
The Company provided RSM with a copy of the foregoing disclosures, and RSM provided a letter, dated March 12, 2025, stating that it agreed with such statements. This letter was included in the Company’s current report on Form 8-K/A, filed with the SEC on March 13, 2025.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2025 by KPMG LLP, the Company’s current principal accountant. All fees described below were pre-approved by the Audit Committee.

Fiscal Year Ended
2025
(in thousands)
Audit Fees (1)	$1,017
Tax Fees (2)	139
Total	$1,156
_________________________________________
(1)Audit fees were for professional services rendered for the audits of our integrated financial statements, reviews of quarterly financial statements, and the issuance of consents and comfort letters in connection with the registration statements.
(2)Tax fees were for professional services rendered for tax compliance, consultation, and planning.

PRE-APPROVAL POLICIES AND PROCEDURES.
The Audit Committee pre-approves all audit and non-audit services rendered by the Company’s independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and is available on the Corporate Governance section of our website.

PROPOSAL 3
APPROVAL OF THE AMENDMENT TO THE XENCOR, INC. AMENDED AND RESTATED 2023 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES AVAILABLE FOR ISSUANCE THEREUNDER BY4,000,000 SHARES
On April 21, 2026, on the recommendation of the Human Capital Management & Compensation Committee ("HCMCC"), our Board approved an amendment to the Xencor, Inc. Amended and Restated 2023 Equity Incentive Plan (the “2023 Plan” and as amended, the “Amended 2023 Plan”) to increase the number of authorized shares available for issuance thereunder by 4,000,000 shares of common stock, subject to approval by our stockholders at the annual meeting.
On April 21, 2023, on the recommendation of the HCMCC, our Board approved the original 2023 Plan (the "Original 2023 Plan"), subject to approval by our stockholders at the 2023 Annual Meeting. On June 14, 2023, our stockholders approved the Original 2023 Plan and it became effective on that date. The Original 2023 Plan replaced and superseded our 2013 Equity Incentive Plan (the “2013 Plan”) and no awards were granted under the 2013 Plan thereafter. On April 18, 2025, on the recommendation of the HCMCC, our Board approved the amendment and restatement of the Original 2023 Plan, subject to approval by our stockholders at the 2025 Annual Meeting. On June 12, 2025, our stockholders approved the 2023 Plan as an amendment and restatement of the Original 2023 Plan.
The Board believes that our future success depends on our ability to attract and retain the best available employees and that the ability to grant equity awards is a necessary and powerful recruiting and retention tool for the Company. The Company’s personnel are our most valuable assets. We believe that equity awards motivate high levels of performance, align the interests of our personnel and stockholders by giving our personnel an opportunity to hold an ownership stake in the Company, and provide an effective means of recognizing their contributions to our success.
As of March 31, 2026, excluding the proposed share reserve increase, 1,717,333 shares remain available for issuance under the 2023 Plan and 17,356,923 shares were subject to outstanding awards granted pursuant to our 2023 Plan and 2013 Plan. If our stockholders do not approve the amendment to the 2023 Plan, the 2023 Plan will continue to be administered in its current form. We annually grant ongoing awards to virtually all of our employees across all levels of seniority in March of each year as part of our long-term incentive compensation structure. Based on our forecasted share usage, we estimate that as of the next planned annual grant date in 2027, our share reserve will be insufficient to grant equity awards consistent with our peers and our historical practices. Competition for qualified personnel in our industry is significant and having a sufficient number of shares available for equity awards is important to enhance our ability to attract and retain senior management, employees and consultants.
If approved by our stockholders, the Amended 2023 Plan will increase the maximum number of shares of common stock available for grant under the 2023 Plan by an additional 4,000,000 shares, from 1,717,333 shares to 5,717,333 shares, all of which may be issued as incentive stock options. There are no other changes to the 2023 Plan.
If the Amended 2023 Plan is approved by our stockholders, an aggregate of 5,717,333 shares of common stock will be reserved for issuance under the Amended 2023 Plan. which are expected to provide us with sufficient shares to cover the awards to be granted over the next year, assuming that we continue to grant awards consistent with our historical usage and current practices, as reflected in our recent historical burn rate discussed below, and noting that future circumstances may require us to change our current equity grant practices. The Board took into account, among other things, our stock price and volatility, share usage, burn rate and dilution (or “overhang percentage”), and the existing terms of our outstanding awards to determine the size of the increase of the share reserve for the Amended 2023 Plan. As described below in more detail, the Amended 2023 Plan includes a number of provisions intended to protect stockholder interests and reflect good corporate governance practices, including a fixed share reserve that does not have an evergreen share reserve increase feature as well as a requirement that stockholders must approve any proposed option repricings.
The Amended 2023 Plan is described in more detail below. A copy of the proposed amendment to the 2023 Plan is attached as Annex I.
Overview
The following is a summary description of the Amended 2023 Plan. The summary is not a complete statement of the Amended 2023 Plan and is qualified in its entirety by reference to the complete text of the 2023 Plan, which was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, filed with the Securities Exchange Commission on August 6, 2025, and the amendment to the 2023 Plan, a copy of which is attached hereto as Annex I.

Background of the Original 2023 Plan and the 2023 Plan
The Original 2023 Plan became effective on June 14, 2023. The 2023 Plan became effective on June 12, 2025. If stockholder approval is obtained, the Amended 2023 Plan will become effective on the date of such approval.
If the Amended 2023 Plan is not approved by our stockholders, the 2023 Plan will remain in effect without regard to the amendment described herein and we will continue to be able to grant equity awards under the 2023 Plan until the share reserve under the 2023 Plan is exhausted. We believe our ability to recruit and retain top talent will be adversely affected if the Amended 2023 Plan is not approved.
Grant Practices
During the past three fiscal years, we granted equity awards under our 2023 Plan and our 2013 Plan as summarized in the chart below. Our three-year average burn rate was approximately 4.97% for fiscal years 2023 through 2025 (see chart below for a calculation of our three-year burn rate).
We define “burn rate” as the number of stock-based equity awards granted during the year, divided by the weighted average total number of shares of common stock outstanding.
The burn rate figures included below are based on equity awards granted under our 2023 Plan and our 2013 Plan. As we continue to mature our compensation practices, we strive to achieve a burn rate and overhang at approximately the average rates of our peer group and that enable us to remain competitive in the marketplace, which is dependent upon our ability to attract, retain and motivate highly qualified talent.

Fiscal Year	Options Granted	Full-Value Awards (RSUs) Granted	Weighted Average Number of Common Stock Outstanding	Burn Rate
2023	2,080,732	994,351	60,503,283	5.08%
2024	2,401,251	1,078,070	65,041,265	5.35%
2025	2,116,680	1,204,787	74,239,276	4.47%
Dilution and Overhang
A company's overhang reflects potential dilution of shareholders' ownership by actual share-based awards as well as shares available for grant. In determining the number of shares that would become available pursuant to the Amended 2023 Plan, the HCMCC considered the resulting overhang as an additional metric to measure the cumulative effect of equity compensation.
The following information regarding outstanding equity awards and shares available for future awards under all existing equity compensation plans as of March 31, 2026 is provided to facilitate our shareholders' evaluation of this proposal.

Overhang Detail as of March 31, 2026
Stock options outstanding	14,969,935
Weighted-average exercise price	24.62
Weighted-average remaining term	6.11	years
Shares subject to outstanding full-value awards	2,386,988
Shares that remain available for future issuance under 2023 Plan	1,717,333
Proposed additional shares to be reserved under Amended 2023 Plan	4,000,000
Total common stock outstanding	74,060,552
Accordingly, the Board believes that the proposed increase to the share reserve pursuant to the Amended 2023 Plan is reasonable given anticipated grant practices over the next year. This number of shares should allow us to continue to grant awards to our employees, consultants, officers and directors, which have been successful in attracting high-performing personnel and generating stockholder value, going forward and to be able to respond to growth, market competition and potential stock price fluctuations.

Good Governance and Compensation Practices
The Amended 2023 Plan, consistent with the 2023 Plan, contains a number of provisions that we believe are consistent with the interests of our stockholders and good corporate governance and compensation practices, including:
•No evergreen provision;
•No option repricing without stockholder approval;
•No “liberal” change in control definition;
•No dividends on unvested awards;
•No excise tax gross ups;
•No automatic single trigger acceleration on a change in control;
•Minimum exercise price; and
•Limits on non-employee director cash and equity compensation.
Summary of the Amended 2023 Plan
Purpose of the Amended 2023 Plan
The purpose of the Amended 2023 Plan is to secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for our success and to provide a means by which such persons may be given an opportunity to benefit from increases in value of our common stock through the granting of awards under the Amended 2023 Plan. We believe that the awards to be issued under the Amended 2023 Plan will motivate award recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our stockholders. We believe that grants of incentive awards are necessary to enable us to attract and retain top talent.
Awards
The Amended 2023 Plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code to our employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, and other forms of awards to our employees, directors and consultants and any of our affiliates’ employees and consultants. As of March 31, 2026, there were approximately 259 employees, including four executive officers, and eight non-employee directors eligible to be granted awards under the Amended 2023 Plan.
Authorized Shares
If the Amended 2023 Plan is approved by our stockholders, the maximum number of shares of our common stock that may be issued under the Amended 2023 Plan after it becomes effective will be 13,343,546 shares (which includes the 4,000,000 new shares that would be added by the amendment described in this proposal) plus the number of shares subject to outstanding awards granted under the 2013 Plan that, following the date that the Original 2023 Plan was effective, are: (i) not issued because all or a portion of the award expires or otherwise terminates without all of the shares covered by such award having been issued, (ii) not issued because all or a portion of such award is settled in cash in lieu of shares, (iii) forfeited back to or repurchased by the Company because of a failure to vest, (iv) withheld or reacquired to satisfy the exercise, strike or purchase price, or (v) withheld or reacquired to satisfy a tax withholding obligation. All of the foregoing share numbers are subject to adjustment as necessary to implement any changes in our capital structure (as described below). The closing price of a share of our common stock on March 31, 2026 was $12.06 per share.
Shares of our common stock subject to awards that will be granted under the Amended 2023 Plan that expire or terminate without being exercised in full will not reduce the number of shares available for issuance under the Amended 2023 Plan. The settlement of any portion of an award in cash will not reduce the number of shares of our common stock available for issuance under the Amended 2023 Plan. Shares of our common stock that are withheld under an award to satisfy the exercise, strike or purchase price of an award or to satisfy a tax withholding obligation will not reduce the number of shares that will be available for issuance under the Amended 2023 Plan. With respect to a stock appreciation right, only shares of our common stock that are issued upon settlement of the stock appreciation right will count towards reducing the number of shares available for issuance under the Amended 2023 Plan. If any shares of our common stock issued pursuant to an award are forfeited back to or repurchased or reacquired by us (i) because of a failure to meet a contingency or condition required for the vesting of such shares, (ii) to satisfy the exercise, strike or purchase price of an award, or (iii) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the Amended 2023 Plan.
Plan Administration
Our Board, or a duly authorized committee of our Board, administers the Amended 2023 Plan. Our Board, or a duly authorized committee of our Board, may, in accordance with the terms of the Amended 2023 Plan, delegate to one or more of our officers the authority to (i) designate employees (other than officers) to be recipients of specified awards, and to the extent permitted by applicable law, the terms of such awards, and (ii) determine the number of shares of our common stock to be subject to such awards granted to such employees. Under the Amended 2023 Plan, our Board, or a duly authorized committee of our Board, has the authority to determine: award recipients, how and when each award will be granted, the types of awards to be granted, the provisions of each award, including the period of exercisability and the vesting conditions applicable to an award, and the number of shares of our common stock or cash equivalent subject to each award and the fair market value applicable to an award.
Under the Amended 2023 Plan, (i) our Board will not, without stockholder approval, (a) reduce the exercise or strike price of an option or stock appreciation right (other than in connection with a capitalization adjustment), and (b) at any time when the exercise or strike price of an option or stock appreciation right is above the fair market value of a share of our common stock, cancel and re-grant or exchange such option or stock appreciation right for a new award with a lower (or no) purchase price or for cash, and (ii) a participant’s rights under any award will not be materially adversely impaired by any amendment without the participant’s written consent.
Stock Options
Options will be granted under stock option agreements adopted by our Board. Each option will be designated in writing as an ISO or an NSO. Our Board will determine the exercise price for options, within the terms and conditions of the Amended 2023 Plan, except the exercise price of an option generally will not be less than 100% (or 110% in the case of ISOs granted to a person who owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations, or a “ten percent stockholder”) of the fair market value of our common stock on the date of grant. Options granted under the Amended 2023 Plan will vest at the rate specified in the stock option agreement as will be determined by our Board and unless otherwise provided in the award agreement, the unvested portion of any option will accelerate in full upon a termination of the participant’s continuous service due to the participant’s death (and if there are multiple vesting levels depending on the level of performance, the vesting will accelerate at 100% of the target performance level upon such termination). The terms and conditions of separate options need not be identical.
No option will be exercisable after the expiration of ten years (or five years in the case of ISOs granted to a ten percent stockholder) or a shorter period specified in the applicable award agreement. Unless the terms of a written agreement between us and the recipient, including a stock option agreement, provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, all options (whether vested or unvested) terminate upon the termination date. An optionholder may not exercise an option at any time if the issuance of shares upon such exercise would violate applicable law. Unless provided otherwise in the optionholder’s stock option agreement or other written agreement between an optionholder and us, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than for cause and, at any time during the last 30 days of the applicable post-termination exercise period: (i) the exercise of the optionholder’s option would be prohibited solely because the issuance of shares upon such exercise would violate applicable law, or (ii) the immediate sale of any shares issued upon such exercise would violate our trading policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that begins after the date the award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period. However, in no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of our common stock issued upon the exercise of an option will be determined by our Board and may include (i) cash or check, bank draft or money order payable to us, (ii) a broker-assisted cashless exercise, (iii) subject to certain conditions, the tender of shares of our common stock previously owned by the optionholder, (iv) a net exercise of the option if it is an NSO, or (v) other legal consideration acceptable to our Board.
Limitations on ISOs
The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans or plans of our affiliates may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (ii) the term of the ISO does not exceed five years from the date of grant. The maximum number of shares that may be issued pursuant to the exercise of ISOs pursuant to the Amended 2023 Plan is 13,343,546 shares (increased by 4,000,000 shares from the limit in the 2023 Plan).
Restricted Stock Unit Awards
Subject to the terms of the Amended 2023 Plan, each restricted stock unit award will have such terms and conditions as determined by our Board, which need not be identical. A restricted stock unit award represents a participant’s right to be issued on a future date the number of shares of our common stock that is equal to the number of restricted stock units subject to the award. A participant will not have voting or any other rights as a stockholder of ours with respect to any restricted stock unit award (unless and until shares are actually issued in settlement of a vested restricted stock unit award). A restricted stock unit award may be settled by cash, delivery of stock (or any combination of stock and cash), or in any other form of consideration determined by our Board and set forth in the restricted stock unit award agreement. At the time of grant, our Board may impose such restrictions or conditions on the award of restricted stock units that delay delivery to a date following the vesting of the award. Additionally, dividend equivalents may be paid or credited in respect of shares of our common stock covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason and the unvested restricted stock units will accelerate in full upon a termination of the participant’s continuous service due to the participant’s death (and if there are multiple vesting levels depending on the level of performance, the vesting will accelerate at 100% of the target performance level upon such termination).
Restricted Stock Awards
Restricted stock awards will be granted under restricted stock award agreements adopted by our Board. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services to us or any of our affiliates, or any other form of legal consideration that may be acceptable to our Board and permissible under applicable law. Our Board will determine the terms and conditions of restricted stock awards, including vesting and forfeiture terms, which need not be identical and unless otherwise provided in the award agreement, the unvested shares of restricted stock will accelerate in full upon a termination of the participant’s continuous service due to the participant’s death (and if there are multiple vesting levels depending on the level of performance, the vesting will accelerate at 100% of the target performance level upon such termination). Dividends may be paid or credited with respect to shares subject to a restricted stock award, as determined by our Board and specified in the applicable restricted stock award agreement. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of our common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.
Stock Appreciation Rights
Stock appreciation rights will be granted under stock appreciation right agreements adopted by our Board and denominated in shares of our common stock. The terms of stock appreciation rights need not be identical. Our Board will determine the purchase price or strike price for a stock appreciation right, which generally will not be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the Amended 2023 Plan will vest at the rate specified in the stock appreciation right agreement as will be determined by our Board and unless otherwise provided in the award agreement, the unvested portion of any stock appreciation right will accelerate in full upon a termination of the participant’s service due to the participant’s death (and if there are multiple vesting levels depending on the level of performance, the vesting will accelerate at 100% of the target performance level upon such termination). Stock appreciation rights may be settled in cash or shares of our common stock (or any combination of our common stock and cash) or in any other form of payment, as determined by our Board and specified in the stock appreciation right agreement.
Our Board will determine the term of stock appreciation rights granted under the Amended 2023 Plan, up to a maximum of ten years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. If a participant’s service relationship with us or any of our affiliates ceases due to death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation rights for a period of 18 months following the date of death. If a participant’s service relationship with us or any of our affiliates ceases due to disability, the participant may generally exercise any vested stock appreciation rights for a period of 12 months following the cessation of service. In the event of a termination for cause, all stock appreciation rights (whether vested or unvested) will terminate upon the termination date. A holder of a stock appreciation right may not exercise a stock appreciation right at any time if the issuance of shares upon such exercise would violate applicable law. Unless provided otherwise in the stock appreciation right agreement or other written agreement between the participant and us, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than for cause and, at any time during the last 30 days of the applicable post-termination exercise period: (i) the exercise of the participant’s stock appreciation right would be prohibited solely because the issuance of shares upon such exercise would violate applicable law, or (ii) the immediate sale of any shares issued upon such exercise would violate our trading policy, then the applicable post-termination exercise period will be extended to the last day of the calendar month that begins after the date the award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period. However, in no event may a stock appreciation right be exercised beyond the expiration of its term.
Other Stock Awards
Our Board will be permitted to grant other awards, based in whole or in part by reference to, or otherwise based on, our common stock, either alone or in addition to other awards. Our Board will have the sole and complete discretion to determine the persons to whom and the time or times at which other stock awards will be granted, the number of shares subject to the other stock award (or cash equivalent) and all other terms and conditions of such awards, which need not be identical.
Non-Employee Director Compensation Limit
The aggregate value of all compensation granted or paid following the effective date of the Amended 2023 Plan to any individual for service as a non-employee director with respect to any fiscal year, including awards granted under the Amended 2023 Plan (valued based on the grant date fair value for financial reporting purposes) and cash fees paid by us to such non-employee director, will not exceed $750,000 in total value, except such amount may increase up to $1,500,000 for the year in which a non-employee director is first appointed or elected to our Board.
Changes to Capital Structure
In the event there is a change that is made in, or other events that occur with respect to, our common stock without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, our Board will appropriately and proportionately adjust (i) the class(es) and maximum number of shares subject to the Amended 2023 Plan and the maximum number of shares by which the share reserve may annually increase pursuant to the Amended 2023 Plan, (ii) the class(es) and maximum number of shares that may be issued on the exercise of ISOs, and (iii) the class(es) and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards granted under the Amended 2023 Plan.
Change in Control
In the event of a change in control (as defined below), unless otherwise provided in a participant’s award agreement or other written agreement with us or one of our affiliates, or unless otherwise expressly provided by our Board at the time of grant, any awards outstanding under the Amended 2023 Plan may be assumed, continued or substituted for, in whole or in part, by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to our common stock issued pursuant to awards may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such awards, then (i) with respect to any such awards that are held by participants whose continuous service has not terminated prior to the effective time of the change in control, or current participants, the vesting (and exercisability, if applicable) of such awards will be accelerated in full (or, in the case of awards with performance-based vesting with multiple vesting levels depending on the level of performance, unless provided otherwise in the applicable award agreement, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the change in control (contingent upon the effectiveness of the change in control) as our Board determines (or, if our Board does not determine such a date, to the date that is five days prior to the effective time of the change in control), and such awards will terminate if not exercised (if applicable) at or prior to the effective time of the change in control, and any reacquisition or repurchase rights held by us with respect to such awards will lapse (contingent upon the effectiveness of the change in control), and (ii) any such awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the occurrence of the change in control, except that any reacquisition or repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the change in control.
In the event an award will terminate if not exercised prior to the effective time of a change in control, our Board may provide, in its sole discretion, that the holder of such award may not exercise such award but instead will receive a payment, in such form as may be determined by our Board, equal in value to the excess (if any) of (i) the value of the property the participant would have received upon the exercise of the award, over (ii) any per share exercise price payable by such holder, if applicable. As a condition to the receipt of an award, a participant will be deemed to have agreed that the award will be subject to the terms of any agreement under the Amended 2023 Plan governing a change in control involving us.
Under the Amended 2023 Plan, a “change in control” generally will be the consummation, in a single transaction or in a series of related transactions, of (i) the acquisition, other than by virtue of a merger, consolidation, reorganization or similar transaction, of our equity securities representing more than 50% of the combined voting power of our then-outstanding securities, (ii) a merger, consolidation, reorganization or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation, reorganization or similar transaction, our stockholders immediately prior thereto do not own, directly or indirectly more than 50% of the surviving entity or parent thereof, (iii) our stockholders approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation, (iv) a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries or (v) individuals who, on the date the Amended 2023 Plan is adopted by our Board, are members of our Board, or the Incumbent Board, cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new member of the Board was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will be considered as a member of the Incumbent Board.
Transferability
Except as expressly provided in the Amended 2023 Plan or the form of award agreement, awards granted under the A&R 2023 Plan may not be transferred or assigned by a participant. After the vested shares subject to an award have been issued, or in the case of a restricted stock award and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of our Insider Trading Policy (as defined below) and applicable law.
Clawback/Recovery
All awards granted under the Amended 2023 Plan will be subject to recoupment in accordance with our Clawback Policy (as defined below) and any other future clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Act or other applicable law or that we otherwise adopt, to the extent applicable and permissible under applicable law. In addition, our Board may impose such other clawback, recovery or recoupment provisions in an award agreement as our Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.
Amendment or Termination
Our Board may accelerate the time at which an award granted under the Amended 2023 Plan may first be exercised or the time during which an award grant under the Amended 2023 Plan or any part thereof will vest, notwithstanding the provisions in the award agreement stating the time at which it may first be exercised or the time during which it will vest.

Our Board will have the authority to amend, suspend, or terminate the Amended 2023 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments will also require the approval of our stockholders. No awards may be granted on or after the tenth anniversary of the date our Board adopts the Amended 2023 Plan and no awards may be granted under the Amended 2023 Plan while it is suspended or after it is terminated.
Certain U.S. Federal Income Tax Aspects of Awards under the Amended 2023 Plan
The following is a general summary under current law of the material federal income tax consequences to participants in the Amended 2023 Plan under U.S. law. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes and taxes imposed by jurisdictions outside the United States, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances and this summarized tax information is not tax advice.
Section 162(m) of the Code
We generally will be entitled to a tax deduction in connection with an award under the Amended 2023 Plan only in an amount equal to the ordinary income realized by the participant at the time the participant recognizes the ordinary income. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While our Board considers the deductibility of compensation as one factor in determining executive compensation, our Board retains the discretion to pay compensation (including through the issuance of awards) that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.
Stock Options
A participant will not recognize taxable income at the time an option is granted and we will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (subject to income tax withholding in respect of an employee) upon exercise of an NSO equal to the excess of the fair market value of the shares purchased over their purchase price, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the shares acquired by exercise of an ISO are held for at least two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within either of the above-described periods, then in the year of that disposition, the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon that disposition, and (ii) the excess of the fair market value of those shares on the date of exercise over the exercise price, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.
Stock Appreciation Rights
A participant will not recognize taxable income at the time a stock appreciation right is granted, and we will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid upon settlement. This amount is deductible by us as a compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
Restricted Stock
A participant will not recognize taxable income at the time restricted stock is granted, and we will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such an election is made, the participant will recognize compensation taxable as ordinary income (subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares of our common stock at such time over the amount, if any, paid for those shares of our common stock. If such election is not made, the participant will recognize compensation taxable as ordinary income (subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares of our common stock at such time over the amount, if any, paid for those shares of our common stock. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by us as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
Restricted Stock Units
A participant will not recognize taxable income at the time that restricted stock units are granted, and we will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares of our common stock or other consideration delivered and the amount of any cash paid by us. The amount of ordinary income recognized is deductible by us as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.
Other Stock Awards
The tax consequences associated with any other stock award will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying shares of our common stock.
The tax consequences for equity awards outside of the U.S. may differ significantly from the U.S. federal income tax consequences described above.
Amended 2023 Plan New Plan Benefits
The awards, if any, that will be made to eligible persons under the Amended 2023 Plan will be subject to the discretion of our Board or the HCMCC. None of the shares authorized by the Amended 2023 Plan have been awarded to any of our directors or employees, and no commitment has been made to award any such shares. Our Board and the HCMCC have authority to authorize future awards under the 2023 Plan and the Amended 2023 Plan from time to time. The value of any future equity awards will ultimately depend on the nature and size of the awards, the future price of our common stock and the exercise decisions made by the participants, among other factors, and will be subject to such vesting conditions under the Amended 2023 Plan as our Board or the HCMCC determines from time to time. Therefore, we cannot currently determine the benefits or number of shares of our common stock subject to awards that may be granted in the future to our executive officers, employees and directors.
For illustrative purposes only, the following table sets forth the aggregate value of equity awards that were granted to each of the following persons or groups, in each case, under the 2023 Plan during the fiscal year ended December 31, 2025:

Name and Position	Dollar Value(1)	Number of Shares Subject to Options Granted under 2023 Plan	Number of Shares Subject to Stock Awards Granted under 2023 Plan
Bassil I. Dahiyat, President, Chief Executive Officer and Director	$4,279,910	329,236	109,745
Bart Jan Cornelissen, Senior Vice President, Chief Financial Officer	$826,290	65,847	21,949
John R. Desjarlais, Ph.D., Executive Vice President, Research and Chief Scientific Officer	$1,123,760	89,552	29,851
Celia E. Eckert, Senior Vice President, General Counsel and Corporate Secretary	$826,290	65,847	21,949
All Current Executive Officers Group	$7,056,250	550,482	183,494
All Current Non-Executive Directors Group	$2,718,082	345,363	95,802
All Non-Executive Officer Employees Group	$21,194,086	1,220,835	925,491

_________________________________________
(1)The amounts in this column represent the aggregate grant date fair value of the stock options and stock awards awarded to the designated individuals and groups during the fiscal year ended December 31, 2025, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation. Assumptions used in calculating the grant date fair value of the awards reported in this column are included in Note 10 to the Consolidated Financial Statements in in our Annual Report on Form 10-K for the year ended December 31, 2025. The amounts reported in this column do not reflect the actual economic value that will be realized by the individuals or groups upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such awards or the vesting of the restricted stock units or the sale of the common stock received.
For further details on the awards granted during the fiscal year ended December 31, 2025 under the 2023 Plan, please refer to the executive and director compensation tables beginning on page 49 and 32 , respectively, of this Proxy Statement
Form S-8 Registration Statement
We intend to file a registration statement on Form S-8 to register all of the additional 4,000,000 shares reserved for issuance under the Amended 2023 Plan.
Equity Compensation Plan Information
The table included on page 57 of this Proxy Statement sets forth additional information with respect to the shares of common stock that may be issued upon the exercise of outstanding options and vesting of other awards under our existing equity compensation plans and arrangements in effect as of December 31, 2025. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants and rights and the number of shares remaining available for future grant, excluding the shares to be issued upon exercise of outstanding options, warrants and rights.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Our Compensation Discussion and Analysis, which appears later in this Proxy Statement, describes our executive compensation program and the compensation decisions that our HCMCC and Board made in 2025 with respect to the compensation of our named executive officers (listed in the section below captioned “Executive Officers”). In 2023, our stockholders voted, on an advisory basis, to hold an annual advisory vote on the compensation of our named executive officers. As required pursuant to Section 14A of the Exchange Act, our Board is recommending that stockholders cast a non-binding advisory vote FOR the following resolution:
 “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables and narrative discussion, is hereby APPROVED.”
As we describe in our Compensation Discussion and Analysis beginning on page 37, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance, and the goals set for each performance category are intended to support our long-range plans.
You are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. Although the vote you are being asked to cast is non-binding, we value the views of our stockholders, and the HCMCC and our Board will consider the outcome of the vote when making future compensation decisions for our named executive officers. We currently intend to hold the next non-binding advisory vote to approve the compensation of our named executive officers at our 2027 Annual Meeting.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

CORPORATE GOVERNANCE
OVERVIEW
Our Board sets high standards for our employees, officers and directors, and it is the duty of the Board to serve as a prudent fiduciary for shareholders and other stakeholders, including the patients we seek to serve, and to oversee the management of the Company's business. We are committed to maintaining sound corporate governance practices, which are important to ensure that Xencor is managed for the long-term benefit of its stockholders. We periodically review our corporate governance policies and practices. The Board has adopted Corporate Governance Guidelines which describe our corporate governance practices and address corporate governance issues such as Board composition, responsibilities and director qualifications.
We believe that our strong corporate governance practices empower our independent directors to exercise effective oversight of our business generally and our management team specifically, including the performance of our Chief Executive Officer.
We also believe it is our responsibility and duty to patients to utilize and expand our protein engineering capabilities and to create a broad portfolio of drug candidates, which we advance, partner or terminate based on the data we generate. Strong governance, acting with integrity and increasing our transparency into social and environmental factors will support our positive impact on society and the value we bring to stakeholders, including our people, partners, patients and stockholders.
Information about our corporate governance policies and practices, including our committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics, can be found on our website, www.xencor.com. The information posted on or accessible through our website is not incorporated into this Proxy Statement or our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under The Nasdaq Stock Market LLC (“Nasdaq”) listing rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as that term is defined by Nasdaq Listing Rule 5605(a)(2), as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing rules of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing rules: Dr. Deshaies, Dr. Feigal, Dr. Gorman, Mr. Gustafson, Dr. Klencke, Dr. Montgomery, Mr. Ranieri, and Mr. Simpson. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
BOARD LEADERSHIP STRUCTURE
Our Board has a Lead Independent Board Member, Dr. Montgomery, who has authority, among other things, to call and preside over Board meetings, including executive sessions of the Independent Directors. As a general policy, the Board believes that separation of the position of Lead Independent Board Member and Chief Executive Officer reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board as a whole. We also have a separate chair for each Board committee. The chairs of each committee are expected to report regularly to the Board on the activities of their committee in fulfilling their responsibilities, as detailed in their respective charters, or specify any shortcomings should that be the case.
ROLE OF THE BOARD IN RISK OVERSIGHT
The Audit Committee of the Board is primarily responsible for overseeing our risk management processes on behalf of the Board. In its regular meetings, the Audit Committee receives information from management regarding our assessment of the areas of potential material risks, including operational risks, such as cybersecurity, data loss risk, information security and privacy, along with financial, legal, regulatory, compliance, strategic and reputational risks. In addition, the Audit Committee reports regularly to the Board, which also considers our risk profile. The Audit Committee and the Board focus on the most significant risks we face and our general risk management strategies. While the Board oversees our management of risk, management is responsible for day-to-day risk management processes. Our Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board’s leadership structure, which also emphasizes the independence of the Board in its oversight of its business and affairs, supports this approach.
BOARD SELF-ASSESSMENT
The Nominating Committee ensures that the Board and each of its committees are annually assessed with an aim toward enhancing effectiveness. Directors complete an evaluation in order to provide performance feedback and suggestions for improved effectiveness or contributions. The assessments are done by way of a questionnaire conducted by our General Counsel. The assessments are given on a confidential basis, with the results tallied on an anonymous basis for review. The results of the evaluation are analyzed by the Board in an executive session to decide whether any changes are needed to the Board’s processes, procedures, composition or committee structure. The evaluation carried out in 2025 indicated that the Board and its committees believed they were effectively fulfilling their responsibilities.
BOARD EDUCATION
The Board recognizes the importance of ongoing director education. In order to facilitate directors’ educational development, the members of the Board regularly meet with management and are given periodic presentations on our business and recent business developments. Members of the Board also attend dinners on the evening before regularly scheduled in-person Board meetings. Generally, at these dinners the Board meets with other senior decision-makers within the Company in order to enhance the Board’s understanding of our business and operations. We also make available to our Board members, if requested, access to outside director continuing education programs sponsored by an independent not-for-profit organization.
MEETINGS OF THE BOARD OF DIRECTORS
The Board met four times during the fiscal year ended December 31, 2025, with all of these meetings including an executive session. All Board members attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members.
CODE OF BUSINESS CONDUCT AND ETHICS
The Company has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.xencor.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
HUMAN CAPITAL MANAGEMENT
Our Board has a key role in the oversight of our culture, holding management accountable for maintaining high ethical standards. The Board believes that human capital management is important to our success. We conduct staff member engagement surveys on a regular basis, and the results of these surveys are discussed with the Board. We also regularly hold town hall-style meetings for all employees, and provide opportunities for our employees to ask questions of our senior management team. We place significant value on fostering and enabling growth for staff, both personally and professionally, and we are committed to providing a safe, healthy, innovative, and diverse work environment for our staff.
SHAREHOLDER OUTREACH
Maintaining interactive relationships with our stockholders is important to us, and we conduct ongoing, proactive outreach. The information we collect from these engagements is highly valued. Our stockholder engagement team has consisted of certain independent directors and our legal and investor relations personnel. During 2025, we engaged with our stockholders to solicit feedback on our governance practices. We contacted stockholders representing 43% of outstanding stock as of March 31, 2025. We spoke with all stockholders that wanted to engage and provide feedback, representing 5% of outstanding stock. Stockholders representing 17% of outstanding stock responded that engagement was not needed at that time. We will continue to engage with our stockholders to ensure alignment with stockholders’ interests.

Our CEO, other members of our executive team and investor relations personnel actively engage with investors, prospective investors and investment analysts to remain well-informed regarding their perspectives and concerns and to help increase their understanding of our business and strategy.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board or any of the directors may do so by sending written communications addressed to the Secretary of Xencor, Inc. at 465 North Halstead Street, Suite 200, Pasadena, California 91107, Attn: Secretary. Each communication must set forth: (a) the name and address of the Company stockholder on whose behalf the communication is sent; and (b) the number of Company shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board or such director. Communications determined by the Company’s Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

Name	Audit	Human Capital Management & Compensation	Nominating & Corporate Governance	Research & Development

Raymond J. Deshaies
Ellen G. Feigal			X	X*
Kevin C. Gorman		X		X
Kurt A. Gustafson**	X*
Barbara J. Klencke(1)			X*	X
A. Bruce Montgomery	X	X		X
Richard J. Ranieri		X*	X
Dagmar Rosa-Bjorkeson(1)(2)	X		X
Todd E. Simpson**(2)	X
Total meetings in fiscal 2025	5	5	2	1
_________________________________________
*Current Committee Chairperson
**Financial Expert
(1)    On February 19, 2025, Dr. Klencke replaced Ms. Rosa-Bjorkeson as Chairperson of the Nominating & Corporate Governance Committee.
(2)    On March 13, 2025, Mr. Simpson replaced Ms. Rosa-Bjorkeson on the Audit Committee.
Board Committees
Below is a description of each committee of the Board. Each of these committees operates under a written charter setting forth the functions and responsibilities of the committee, which is available on our website at www.xencor.com. The information posted on or accessible through our website is not incorporated into this Proxy Statement or our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Each committee reviews the adequacy of its own performance and the adequacy of its charter on a periodic basis. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.
We believe that the composition and functioning of each committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and Nasdaq rules and regulations. The Board reviews the Nasdaq definition of “independence” on an annual basis and has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding independence and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. We intend to comply with future requirements to the extent they become applicable to us.

Audit Committee
The Audit Committee was established by the Board to oversee the Company’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of financial statements, as well as the quality and integrity of the Company’s financial statements and reports and the qualifications, independence and performance of the registered public accounting firm or firms engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. For this purpose, the Audit Committee performs several functions, including the following:
•determining and approving the engagement of the independent auditors, assessing their qualifications and evaluating their performance;
•determining whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;
•reviewing and approving the retention of the independent auditors to perform any proposed permissible non-audit services;
•monitoring the rotation of partners of the independent auditors on our audit engagement team as required by law;
•prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;
•reviewing and approving or rejecting transactions between the Company and any related persons in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our Code of Business Conduct and Ethics;
•reviewing with management and the independent auditors significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of internal controls over financial reporting;
•establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;
•preparing the report that the SEC requires in our annual proxy statement;
•reviewing on a periodic basis our investment policy, and overseeing management’s efforts to monitor compliance with the investment policy and with applicable legal and regulatory requirements;
•reviewing our major financial risk exposures and risk exposures related to information technology system security; and
•reviewing the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
In 2025, the Audit Committee was composed of three directors: Mr. Gustafson, Dr. Montgomery and Mr. Simpson (who replaced Ms. Rosa-Bjorkeson on March 13, 2025), with Mr. Gustafson acting as chair. The Audit Committee met five times during the fiscal year ended December 31, 2025.
The Board has determined that each of Mr. Gustafson and Mr. Simpson qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of Mr. Gustafson’s and Mr. Simpson's level of knowledge and experience based on a number of factors, including his respective formal education and experience as a chief financial officer at other publicly traded biopharmaceutical companies.

Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2025 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Mr. Kurt A. Gustafson, Committee Chair
Dr. A. Bruce Montgomery
Mr. Todd E. Simpson
*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Human Capital Management & Compensation Committee
Our Board believes that our human capital management initiatives are vital to the success of the Company and is actively engaged in overseeing these practices. The HCMCC was established by the Board to ensure our human capital management and compensation are aligned with the Company’s strategy, values and mission. This committee also oversees the Company’s culture, talent development, succession planning, compensation policies, plans and programs. For this purpose, the HCMCC performs several functions, including the following:
•reviewing the Company’s strategies, initiatives and programs with respect to its culture, talent recruitment, employee development, retention and engagement, and succession planning;
•reviewing and approving (or making recommendations to the full Board for approval) corporate performance goals and objectives, which shall support and reinforce the Company’s long-term strategic goals, relevant to the compensation of the Company’s executive officers;
•reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board regarding) our overall compensation strategy and policies;
•reviewing and approving (or if it deems appropriate, making recommendations to the full Board regarding) the compensation and other terms of employment of our executive officers;
•reviewing, approving (or if it deems it appropriate, making recommendations to the full Board regarding), and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;
•evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;
•reviewing and approving (or if it deems appropriate, making recommendations to the full Board regarding) the type and amount of compensation to be paid or awarded to our non-employee Board members;
•establishing policies with respect to votes by our stockholders to approve executive compensation to the extent required by Section 14A of the Exchange Act, and to the extent applicable, determining our recommendations regarding the frequency of advisory votes on executive compensation;
•reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act, as well as applicable Nasdaq rules and regulations;
•establishing policies with respect to equity compensation arrangements;

•reviewing and approving (or, if it deems appropriate, making recommendations to the full Board regarding) the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;
•to the extent applicable, reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC; and
•preparing the report that the SEC requires in our annual proxy statements.
The HCMCC is currently composed of three directors: Mr. Ranieri, Dr. Montgomery and Dr. Gorman, with Mr. Ranieri acting as chair. The HCMCC met five times during the fiscal year ended December 31, 2025.
Human Capital Management & Compensation Committee Interlocks and Insider Participation
No member of the HCMCC has ever been an officer or employee of the Company. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or HCMCC.
Nominating Committee
The Nominating Committee was established by the Board to oversee all aspects of the Company’s corporate governance functions. For this purpose, the Nominating Committee performs several functions, including the following:
•identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board);
•recommending to the Board candidates for election to the Board;
•making recommendations to the Board regarding the membership of the committees of the Board;
•considering and assessing the independence of members of the Board;
•assessing the performance of the Board; and
•monitoring the Company’s adherence to its Code of Business Conduct and Ethics.
In 2025, the Nominating Committee was composed of three directors: Dr. Feigal, Dr. Klencke, and Mr. Ranieri, with Dr. Klencke (who replaced Ms. Rosa-Bjorkeson on February 19, 2025) acting as committee chair. The Nominating Committee met two times during the fiscal year ended December 31, 2025.
The Nominating Committee believes that candidates for director, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to the Company and level of participation), skills, diversity and expertise appropriate for the Company. In assessing the candidates, both individually and collectively, the Nominating Committee may consider the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendations to the Board by majority vote.

The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: 465 North Halstead Street, Suite 200, Pasadena, California 91107, Attn: Secretary. Submissions must include (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; and (4) any other information required by the Bylaws. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
Research and Development Committee
The Research and Development Committee was established by the Board, effective as of July 1, 2020, to assist in its oversight of the Company’s research and development activities, initiatives, strategic direction and portfolio prioritization. The Research and Development Committee was dissolved in February 2026.
The Research and Development Committee performed several functions, including the following:
•reviewing the Company’s research and development programs and progress in achieving goals and objectives;
•advising the Board on the scientific and research and development aspects of corporate strategy, business development and product development;
•overseeing management’s assessment and management of risks associated with the Company’s research and development activities and clinical development; and
•performing such other functions as are consistent with its purpose or as may be requested by the Board.
Prior to its dissolution, the Research and Development Committee was composed of four directors: Dr. Feigal, Dr. Klencke, Dr. Montgomery and Dr. Gorman with Dr. Feigal acting as chair. The Research and Development Committee met one time during the fiscal year ended December 31, 2025
Director Compensation
Overview
The Company believes that having quality non-employee directors is critical to our success. Non-employee directors represent the interests of our stockholders, and they contribute their experience and wisdom to guide our Company, our strategy and our management. The Board believes that compensation for directors should reflect the work required in both their ongoing oversight and governance role, and their continuous focus on driving long-term performance and stockholder value.
Review Process
The HCMCC consists solely of independent directors and has the primary responsibility for reviewing director compensation and the consideration of any changes in how we compensate our directors. The full Board reviews the HCMCC’s recommendations and determines the amount of director compensation. The HCMCC is empowered to engage outside advisors, experts, and others to assist it. The HCMCC periodically reviews assessments prepared by outside consultants that it has engaged in order to gain an understanding of current market levels of compensation being paid for board service and to gauge current practices with respect to the forms of director compensation currently in use.
Our Board compensation was confirmed following a process commenced in late 2024 under which the HCMCC engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), to conduct a director compensation assessment based on market data. The assessment, which was grounded in the practices of a group of peer companies developed contemporaneously, analyzed director compensation levels and practices, evaluated the competitiveness of the Company’s director compensation program from multiple perspectives relative to the peer group, and described recent market trends in director compensation. Considering this market assessment and exercising its judgment, the HCMCC determined not to amend or restate our director compensation policy from the policy that was last amended in late 2022.

Under the current policy, our non-employee directors receive an annual retainer of $50,000, with our lead director receiving an additional $30,000 for a total annual retainer of $80,000, and each retainer to be pro rata if a director serves less than a full year. In addition, all non-employee directors that serve on one or more committees are eligible to receive the following committee fees:

Committee	Member Annual Retainer	Chair Annual Retainer

Audit Committee	$10,000	$20,000
Human Capital Management & Compensation Committee	$8,500	$17,000
Nominating & Corporate Governance Committee	$6,500	$13,000
Research & Development Committee*	$7,500	$15,000
_________________________________________
*The Research & Development Committee was dissolved in February 2026.
Board fees are paid quarterly in arrears. We also have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board and committees of our Board.
In addition, non-employee directors are entitled to receive an option to purchase shares of our common stock upon initial election or appointment to the Board (the “Initial Grant”) and an equal mix of stock options and restricted stock units annually thereafter (the “Annual Grant”). Under the current compensation policy, the Initial Grant to eligible directors has a fixed fair value of $550,000 and the Annual Grant to eligible directors has a fixed fair value of $300,000. The equity fair values are based on the Black Scholes valuation model using a 60-trading day trailing average closing price of our common stock. The Initial Grant vests one-third on the first anniversary of the grant and the remainder monthly over the next 24 months thereafter. The Annual Grant options vest monthly over 12 months from the date of grant and the restricted stock units vest in full after 12 months from the date of grant.
The HCMCC intends to benchmark and, if needed, recommend adjusting non-employee director compensation on a periodic basis going forward.
The following table sets forth information concerning the compensation that we paid or awarded during the year ended December 31, 2025 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)	Total ($)

Raymond J. Deshaies	20,924	517,014	—	537,938
Ellen G. Feigal	71,500	141,681	129,059	342,240
Kevin C. Gorman	66,000	141,681	129,059	336,740
Kurt A. Gustafson	70,000	141,681	129,059	340,740
Barbara Klencke	67,250	141,681	129,059	337,990
A. Bruce Montgomery	106,000	141,681	129,059	376,740
Richard J. Ranieri	73,500	141,681	129,059	344,240
Dagmar Rosa-Bjorkeson	18,250	—	—	18,250
Todd E. Simpson	48,167	447,569	129,059	624,795
_________________________________________
(1)In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the year ended December 31, 2025 computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. Assumptions used in the calculation of these amounts are included in Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

The following table sets forth the aggregate number of shares subject to outstanding stock options and unvested stock awards held by non-employee directors as of December 31, 2025:

Name	2025 Options Awards	Total Shares Subject to Options at 12/31/2025	2025 Stock Awards(1)	Total Stock Awards Outstanding at 12/31/2025

Raymond J. Deshaies	110,422	110,422	—	—
Ellen G. Feigal	27,372	122,217	13,686	13,686
Kevin C. Gorman	27,372	137,180	13,686	13,686
Kurt A. Gustafson	27,372	129,680	13,686	13,686
Barbara Klencke	27,372	79,413	13,686	13,686
A. Bruce Montgomery	27,372	129,680	13,686	13,686
Richard J. Ranieri	27,372	129,680	13,686	13,686
Todd E. Simpson	70,709	70,709	13,686	13,686
_________________________________________
(1)Stock Awards are comprised of unvested Restricted Stock Units.
Each of the option and stock grants described above will vest and become exercisable subject to the director's continuous service to us, provided that each equity award will vest in full upon a change of control as defined under the 2023 Plan. The term of each option is 10 years. The equity awards were granted under the 2023 Plan, certain information of which is described under “—Equity Compensation Plan Information.”

TRANSACTIONS WITH RELATED PERSONS
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
In 2013, the Company adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% shareholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders.
In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to:
(a)the risks, costs and benefits to the Company;
(b)the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
(c)the terms of the transaction;
(d)the availability of other sources for comparable services or products; and
(e)the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
CERTAIN RELATED-PERSON TRANSACTIONS
Pursuant to SEC rules, a “transaction” with a related person includes any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was or is a participant in which the related person had or will have a direct or indirect material interest where the amount involved exceeds $120,000. Since January 1, 2025, there has not been, nor is there currently proposed, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants in which the amount involved exceeds $120,000 other than compensation arrangements described under the caption “Executive Compensation” and the transaction described below.
Indemnification Agreements
We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in the Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these indemnification agreements, together with the provisions in the Bylaws, are necessary to attract and retain qualified persons as directors and officers.

EXECUTIVE OFFICERS
The following table sets forth certain information regarding executive officers as of April 27, 2026:

Name	Age	Position

Bassil I. Dahiyat, Ph.D.	55	President, Chief Executive Officer and Director
Bart Jan Cornelissen	48	Senior Vice President, Chief Financial Officer
John R. Desjarlais, Ph.D.	61	Executive Vice President, Research and Chief Scientific Officer
Celia E. Eckert	54	Senior Vice President, General Counsel and Corporate Secretary
Dr. Dahiyat’s biographical information is set forth above under Proposal 1.
Bart Jan Cornelissen has served as our Senior Vice President and Chief Financial Officer since April 2024. From September 2019 to March 2024, Mr. Cornelissen served as vice president, corporate finance at Seagen Inc. (“Seagen”), where he built and scaled the corporate finance organization to support revenue growth and dealmaking activity, including multiple licensing transactions and the company’s $43 billion acquisition by Pfizer in 2023. Before Seagen, from November 2018 to September 2019, Mr. Cornelissen served as vice president, finance for the END Fund while at the Bill & Melinda Gates Foundation, where he enhanced the fund’s financial analysis and strategic decision-making capabilities. At the Gates Foundation, from September 2015 to October 2018, he was the finance lead for malaria and neglected tropical disease initiatives, where he guided new investments for major drug and vaccine development partnerships. Earlier in his career, Mr. Cornelissen provided leadership to multiple finance teams in Austria, Germany and Switzerland, at DSM Nutritional Products, a former division of Roche. He began his career within the life sciences and global health sectors at Novartis, in roles of increasing responsibility within global financial planning and analysis. Mr. Cornelissen received his M.Sc. in business administration from the Rotterdam School of Management at Erasmus University.
John R. Desjarlais, Ph.D. has served as our Executive Vice President, Research since April 2023. Dr. Desjarlais previously served as our Senior Vice President, Research since March 2016, as our Chief Scientific Officer since July 2014 and as our Vice President, Research from October 2006 to July 2014. He joined the Company in July 2001, initially serving as our Director of Protein Engineering. Dr. Desjarlais oversees all aspects of discovery and research for the Company, including technology development, protein and antibody engineering and generation of product candidates. Prior to joining us, Dr. Desjarlais was an Assistant Professor of Chemistry at The Pennsylvania State University from 1997 to 2001. Dr. Desjarlais received a B.S. in physics from the University of Massachusetts and holds a Ph.D. in biophysics from Johns Hopkins University. He then conducted postdoctoral research at the University of California, Berkeley. Dr. Desjarlais has driven the Company's technology development and engineering efforts for over 10 years and participated in the development of the Company's business and intellectual property strategies.
Celia E. Eckert has served as our Senior Vice President, General Counsel and Corporate Secretary since April 2022 and as our Vice President, General Counsel and Corporate Secretary since September 2019. Ms. Eckert oversees all legal and compliance matters for the Company, including transactions, corporate governance and intellectual property. From October 2016 to August 2019, she held roles at Synthetic Genomics, Inc., including vice president, corporate legal, where she was responsible for licensing and financial transactions, managed litigation and supported corporate legal matters. Prior to Synthetic Genomics, Inc., Ms. Eckert served as associate general counsel at Sequenom, Inc. from 2014 to October 2016 and as senior director, legal affairs at Prometheus Laboratories, Inc. (“Prometheus”), from 2007 to 2014. At Prometheus, she structured transactions, managed substantial patent litigation and supported the growth of the company’s commercial organization. Earlier in her career, she was an associate at Pillsbury Winthrop Shaw Pittman LLP and at Jones Day. Ms. Eckert received a B.A. in political science from the University of California, Los Angeles and a J.D. from the University of California, College of the Law, San Francisco.
There are no agreements or understandings pursuant to which any of the executive officers was selected to serve as an executive officer. There are no family relationships between any executive officer and any director or director nominee. There are no legal proceedings related to any of the executive officers which require disclosure pursuant to Items 103 or 401(f) of Regulation S-K.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview
The following Compensation Discussion and Analysis provides information about our 2025 named executive officers (the "NEOs"): the individuals who served as our principal executive officer, principal financial officer, our three other most highly compensated executive officers, including one former executive officer. Our NEOs for fiscal year 2025 are:

Named Executive Officer	Position(s)

Bassil I. Dahiyat, Ph.D.	President, Chief Executive Officer and Director
Bart Jan Cornelissen	Senior Vice President, Chief Financial Officer
John R. Desjarlais, Ph.D.	Executive Vice President, Research and Chief Scientific Officer
Celia E. Eckert	Senior Vice President, General Counsel and Corporate Secretary
Nancy K. Valente, M.D. (1)	Former Executive Vice President and Chief Development Officer
_________________________________________
(1)Dr. Valente separated from the Company on June 6, 2025.
Our Corporate Goal and 2025 Business Highlights
Our goal is to become a leading biopharmaceutical company that develops and commercializes engineered biologic medicines to advance the standard of care for patients with severe and life-threatening diseases. Key elements of our strategy include the following:
1.Advance XmAb antibody programs in oncology and autoimmune diseases;
2.Build and actively manage a pipeline of XmAb drug candidates;
3.Leverage protein engineering capabilities through partnerships and collaborations;
4.Expand the functionality of XmAb Fc technology platforms; and
5.Protect and expand our intellectual property portfolio.
Key Accomplishments and Highlights in 2025
In 2025, we continued to execute across multiple clinical studies of XmAb drug candidates in oncology and autoimmune diseases. We are focused on developing T cell-engaging bispecific antibodies that we believe hold great potential for the treatment of patients with solid tumors and autoimmune diseases, including XmAb819, XmAb541, plamotamab, and XmAb657. We have also prioritized a potential best-in-class anti-TL1A monospecific antibody, XmAb942, and a preclinical-stage TL1A x IL-23p19 bispecific antibody, XmAb412.
Oncology Programs
•XmAb819 (ENPP3 x CD3): XmAb819, our lead oncology drug candidate, is a first-in-class bispecific antibody being developed for patients with advanced clear cell renal cell carcinoma (ccRCC) and other ENPP3 expressing tumor types. We continued to enroll patients into the Phase 1 study of XmAb819 in advanced ccRCC, and in October 2025, we presented initial dose-escalation results. XmAb819 demonstrated evidence of anti-tumor activity and an acceptable safety profile that was generally well tolerated. Of the 20 efficacy-evaluable patients treated at the dose levels that were preclinically predicted to be within the target dose range, 25% achieved a partial response (RECIST v1.1) as best response with a 70% disease control rate.
•XmAb541 (CLDN6 x CD3): We continued to enroll patients into the Phase 1 dose-escalation study of XmAb541, a first-in-class bispecific antibody being developed for patients with Claudin-6 (CLDN6) expressing tumor types including advanced ovarian cancer, endometrial cancer and germ cell tumors. In October 2025, we presented early efficacy data from the most recently completed cohort in the study. Nine patients had received XmAb541, and confirmed partial responses (RECIST v1.1) were observed in three patients: one patient with ovarian cancer and two patients with germ cell tumors.
Autoimmune Programs

•XmAb942 (Xtend TL1A): We presented first-in-human data from a Phase 1 study of XmAb942, our high potency anti-TL1A antibody with extended half-life in development for people living with inflammatory bowel disease (IBD). The results from healthy volunteers showed that XmAb942 was well tolerated at single and multiple doses and had a greater than 71-day half-life, which supports an every 12-week dosing in maintenance. We then initiated the global Phase 2b XENITH-UC Study, a randomized, double-blind, placebo-controlled trial in patients with moderate-to-severe UC, whose disease has progressed after at least one conventional or advanced therapy.
•Plamotamab (CD20 x CD3): We initiated a Phase 1b proof-of-concept study of plamotamab for patients with rheumatoid arthritis who have progressed through prior standard of care treatment.
•XmAb657 (CD19 x CD3): We initiated a Phase 1 proof-of-concept study of XmAb657 for patients with idiopathic inflammatory myopathies, including dermatomyositis or polymyositis. We believe that XmAb657 could address significant unmet needs for patients with a wide-range of autoimmune diseases that could be responsive to targeted B-cell depletion.
•XmAb412 (TL1A x IL-23p19): We selected XmAb412 as our lead TL1A x IL23p19 bispecific antibody drug candidate. An engineered XmAb TL1A x IL-23p19 bispecific antibody could potentially provide dual targeting of important inflammatory pathways in IBD, while avoiding the complexities of dosing and formulary access for two separate TL1A and IL-23 targeted drugs. We plan to initiate first-in-human studies during the second half of 2026.
In 2025, we stayed on budget, completing the year with $610.8 million in cash, cash equivalents, and marketable debt securities, which we anticipate will provide runway to fund operations into 2028.
Executive Summary
Highlights of our executive compensation program include the following:
•We tie pay to performance. We structure a significant portion of our NEOs’ compensation to be variable and at risk. For 2025, 90% of our Chief Executive Officer’s target total compensation, and an average of 76% of our other NEOs’ target total compensation, was variable and at risk, consisting of the target annual performance bonus and long term equity incentives.
•Our executive bonuses are dependent on meeting corporate objectives. Our annual performance-based bonus opportunities for all of our NEOs are dependent on our achievement of annual corporate objectives established each year. In February 2026, the HCMCC approved a corporate goal achievement level of 110% based on the Company's performance in 2025, as described below. Each of our NEOs received a performance bonus payout based on such achievement.
•We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program, and comprise the primary “at-risk” portion of our NEO compensation package. We grant equity awards in the form of stock options and restricted stock units (“RSUs”), which are variable and at-risk because their value is tied to the market price of our stock and vesting depends on the executive officer’s continued employment. These awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ.
•Our HCMCC has retained an independent third-party compensation consultant for guidance in making compensation decisions. The compensation consultant advises the HCMCC on market practices, including identifying a peer group of companies and their compensation practices, so that our HCMCC can regularly assess the Company's individual and total compensation programs against these peer companies, the general marketplace and other industry data points. Xencor continued to engage the services of Aon as its independent compensation consultant throughout 2025.

The HCMCC assesses the effectiveness of our executive compensation program from time to time and reviews risk mitigation and governance matters, which includes maintaining the following best practices:

What we do	What we don’t do
    Tie a significant portion of executive pay to Company performance through our annual and long-term incentive compensation
    Balance among short- and long-term incentives, cash and equity and fixed and variable pay
    Compare executive compensation and Company performance to relevant peer group companies
    Retain an independent third-party compensation consultant for guidance in making compensation decisions
    Give stockholders an advisory vote on executive compensation each year
    Assess the risk associated with our compensation policies and practices annually to ensure they are not reasonably likely to have a material adverse effect on the Company
    Maintain a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements

x    No single-trigger change-in-control cash payments or equity vesting
x    No change-in-control excise tax gross up
x    No hedging or pledging of Company stock by employees or directors
x    No repricing of underwater stock options without stockholder approval
x    No excessive executive perquisites, such as car allowances
x    No supplemental executive retirement plans

Overview of our Executive Compensation Program
Objectives and Philosophy
Our HCMCC oversees our compensation program that aims to achieve the following main objectives:
•attract, retain and reward highly qualified executives;
•provide incentives that motivate and reward executives for achievement of our key performance goals that increase stockholder value over the long term;
•align our executives’ interests with the Company’s strategy and the interests of our stockholders;
•link pay to Company performance; and
•offer pay packages that remain competitive within the biopharmaceutical market in which we compete to recruit and retain top talent, while maintaining a reasonable cost and dilution to our stockholders.
Elements of Executive Compensation
Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based cash bonuses and long-term incentive compensation. We also provide our executive officers with severance and change-in-control benefits, as well as other benefits available to all our employees, including participation in the Company’s 2013 Employee Stock Purchase Plan (“ESPP”), retirement benefits under the Company’s 401(k) plan and participation in employee benefit plans. The following chart summarizes the three main elements of compensation, their objectives and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.
•Reviewed annually at the beginning of the year or at the time of a new hire
•Determined based on a number of factors (including individual performance, internal equity, retention, criticality of the role, and the overall performance of our Company) and by reference to market data provided by our independent compensation consultant

Performance Bonus (at-risk cash)	Motivates and rewards attainment of key annual corporate performance goals that relate to our key business objectives.
•Target amounts calculated as a percentage of base salary
•Reviewed and determined annually at the beginning of the year or at the time of a new hire
•Determined based on positions that have similar impact on the organization and competitive bonus opportunities in our market
•Opportunities depend on achieving specific corporate performance objectives consistent with our long-term strategic plan
•Actual amounts earned are determined after the end of the year, taking into account corporate and, where applicable, individual performance objectives

Long-Term Incentive (at-risk equity)
Motivates and rewards long-term Company and individual performance; aligns executives’ interests with stockholder interests and changes in stockholder value.
Attracts highly qualified executives and encourages their continued employment over the long term.

•Reviewed annually
•May be granted at the beginning of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement (in limited circumstances)
•Amount of individual awards is based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by our independent compensation consultant
•Equity grants provided primarily in the form of stock options and RSUs that typically vest over four and three years, respectively

We focus on providing a competitive compensation package to our executive officers, which provides significant short- and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short- and long-term incentives to maximize stockholder value.
We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short- and long-term compensation or among cash and non-cash compensation. Instead, the HCMCC and the Board exercise judgment to establish a total compensation program for each NEO that is a mix of current, short- and long-term incentive compensation, and cash and non-cash compensation, that the HCMCC and Board believe is appropriate to achieve the goals of our executive compensation program and our corporate objectives. Historically we have structured a significant portion of the NEO target total compensation so that it is comprised of performance-based bonus opportunities and long-term equity awards, to align the executive officers’ incentives with our corporate goals and the interests of our stockholders.
In making executive compensation decisions, the HCMCC generally considers each executive officer’s total direct compensation, which consists of base salary and target bonus opportunity, which together we refer to as target total cash compensation, and long-term equity awards (which are valued based on an approximation of grant date fair value).

Say on Pay
At the 2025 Annual Meeting of Stockholders, approximately 97.9% of the votes cast approved our advisory vote on executive compensation (“say on pay”). The Company considered this result and other feedback from stockholders and, given the significant level of stockholder support, concluded that our compensation program continues to provide a competitive pay-for-performance package that effectively incentivizes our NEOs and encourages long-term retention and is aligned with our stockholders. Accordingly, the HCMCC determined not to make significant changes to our executive compensation policies or decisions as a result of the vote. We will continue to consider the outcome of our say on pay votes and our stockholders’ views when making future compensation decisions for NEOs.
How We Determine Executive Compensation
Use of Competitive Market Compensation Data
The HCMCC believes that it is important when making compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the HCMCC directed Aon to develop a proposed list of our peer group companies to be used in connection with assessing the compensation practices of the publicly traded companies with whom we compete.
To make 2025 pay decisions, Aon proposed, and the HCMCC approved, a group of companies that would be appropriate peers based on our Company’s industry focus, stage of clinical development and size (based on employee headcount, revenues and market capitalization). Specifically, based on input from the HCMCC, Aon compiled a list of biotechnology companies with an emphasis on companies of comparable scale engaged in research and development of clinical stage drug programs. The peer data is also referred to in this Proxy Statement as market data. Aon reviewed those components of the market data that were most closely comparable to each of our executive officers’ position. The following 16 companies were approved in June 2024 as our peers for use in 2025 compensation decisions:

Agenus, Inc.	IDEAYA Biosciences, Inc.
Alector, Inc.	IGM Biosciences, Inc.
Allogene Therapeutics, Inc.	Inhibrx, Inc.
Arcus Biosciences, Inc.	Iovance Biotherapeutics, Inc.
Arvinas, Inc.	Kura Oncology, Inc.
Corcept Therapeutics, Inc.	Relay Therapeutics, Inc.
Deciphera Pharmaceuticals	Revolution Medicines, Inc.
Denali Therapeutics Inc.	SpringWorks Therapeutics, Inc.
For the peer group used for 2025 executive compensation decisions, based on the application of the criteria set forth above, the Committee removed three companies (Blueprint Medicines, ImmunoGen Inc., and Mirati Therapeutics, Inc.) and added one company (IDEAYA Biosciences) as compared to the prior year's group.
At the time of approval of these peer companies, the Company fell in the 74th percentile of the peer group in terms of revenue, the 32nd percentile of the peer group in terms of market capitalization, and the 34th percentile of the peer group in terms of total employee headcount, as set forth in the following table:

	Revenue (in millions)	Market Capitalization (in millions)	Number of Employees (#)

75th Percentile	$165	$2,803	403
Median	$31	$1,890	338
25th Percentile	$2	$808	230
Xencor	$162	$1,398	252
Percentile Rank	74%	32%	34%

Market data is only one of the factors that the HCMCC and Board consider as a reference point in making compensation decisions. The HCMCC and Board consider other factors as described below under “Factors Used in Determining Executive Compensation.”
Factors Used in Determining Executive Compensation
Our HCMCC and Board set the compensation of our executive officers at levels they determine to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Executive pay is not targeted to a specific market percentile. Pay decisions are not made by use of a formulaic approach or benchmark; the HCMCC and the Board believe that executive pay decisions require consideration of a multitude of relevant factors that may vary from year to year. In making executive compensation decisions, the HCMCC and Board generally take into consideration the factors listed below.
•Company performance and existing business needs;
•each NEO’s individual performance, scope of job function and the criticality of the skill set of the NEO to our future performance;
•internal pay equity among NEOs and positions;
•the need to attract new talent to our executive team and retain existing talent in a highly competitive industry;
•a range of market data reference points including review of compensation practices of companies within our peer group, as described above under “Use of Competitive Market Compensation Data”;
•the total compensation cost and stockholder dilution from executive compensation actions;
•independent compensation consultant’s recommendations on compensation policy determinations for the executive officer group;
•a review of an NEO’s total targeted and historical compensation and equity ownership; and
•our Chief Executive Officer’s recommendations, based on his direct knowledge of the performance by each NEO.
2025 Executive Compensation Program
Mix of Elements of Compensation
The three principal components of our executive compensation program for our named executive officers in 2025 were base salary, annual cash performance bonuses and long-term incentive equity compensation. We structured a significant portion of our named executive officers’ 2025 compensation to be variable, at risk and tied directly to our measurable performance in the form of performance-based bonuses and equity incentive awards comprised of 60% stock options and 40% RSUs. For 2025, 90% of our Chief Executive Officer’s target total compensation and an average of 76% of our other NEOs1 total compensation were variable and at-risk, consisting of the target annual performance bonus and equity incentives awarded.
1 Compensation mix reflects the three NEOs who were with the Company for the full calendar year

Base Salary
The HCMCC’s philosophy is to provide base salaries at a competitive level sufficient to recruit and retain individuals possessing the requisite skill and capabilities necessary to achieve the Company’s long-term goals. The HCMCC provides an annual salary to each NEO that reflects that individual’s level of responsibility, expertise, experience and knowledge. When determining base salaries, the HCMCC considers the input of its independent compensation consultant, market data described above, each NEO’s performance against the individual’s prior year’s performance goals, increased responsibilities (including responsibilities resulting from executive promotions), and their role in the achievement of Company goals. The HCMCC and the Board approved increases to most of the NEOs’ base salaries for 2025 in amounts ranging from 3% to 6% based on such assessment and to bring base salary into alignment with a market competitive range.
The NEOs’ 2025 base salaries, which were effective January 1, 2025, and their base salaries in effect as of the end of 2024, as applicable, were as follows:

	Base Salary
Executive	2025	2024	% Change

Bassil I. Dahiyat, Ph.D.	$742,800	$721,200	3%
Bart Jan Cornelissen	$491,600	$465,000	6%
John R. Desjarlais Ph.D.	$547,900	$534,500	3%
Celia E. Eckert	$491,600	$475,000	3%
Nancy K. Valente, M.D.(1)	$570,105	$556,200	3%
_________________________________________
(1)Dr. Valente separated from the Company on June 6, 2025.
Annual Performance Bonus
Under the 2025 annual performance bonus program, each NEO was eligible to be considered for a performance bonus based on (1) the individual's target bonus, as a percentage of base salary and (2) the percentage attainment of the 2025 corporate goals established by the Board, after recommendation by the HCMCC. The actual performance-based bonus paid, if any, is calculated by multiplying the executive’s base salary by the target bonus percentage, and then by the percentage attainment of the corporate goals as determined by the HCMCC.
Target Bonuses
Each NEO’s target bonus is set as a percentage of the NEO’s earned base salary, with the percentage being evaluated in the context of market data. The HCMCC approved the annual bonus award opportunities for 2025 set forth in the table below.

Executive (1)	Annual Performance Bonus Award Opportunity (as a % of Base Salary)

Bassil I. Dahiyat, Ph.D.	60%
Bart Jan Cornelissen	45%
John R. Desjarlais Ph.D.	50%
Celia E. Eckert	45%
_________________________________________
(1)Dr. Valente did not have a bonus award opportunity as a result of her separation from the Company on June 6, 2025.
Performance Goals
In early 2025, our Board, upon recommendation by the HCMCC with input and recommendations from management, reviewed and approved the 2025 corporate goals. At the end of the year, the HCMCC subsequently evaluated the Company’s performance against those goals. In setting the 2025 goals, the Board sought to create targets for management that the HCMCC believed balanced the Company’s short- and long-term plans and best aligned the goals with the interests of stockholders.
The Company's pipeline programs are in early phases of clinical development, and the annual performance goals thus reflect the pre-commercial status of the Company and investigative nature of its clinical studies, while supporting the Company's goal to become a leading biopharmaceutical company that develops and commercializes engineered biologic medicines to treat patients with severe and life-threatening diseases with unmet medical needs. The 2025 goals were divided into four categories that the board believed advanced the Company’s overall corporate strategy.

2025 Corporate Performance Goals
Clinical and development goals:
•Execute and refine development plans for our portfolio of clinical-stage programs to create high-impact therapeutics for patients
•Advance early pipeline toward clinical proof-of-concept decisions

Research and early-stage development goals: •Extend XmAb platform to maintain competitive edge in drug discovery and expand development pipeline in oncology and immunology
Operational goals: •Improve individual leadership skills and industry intelligence across all levels to drive scientific and operational excellence
Financial goals: •Maintain strong cash position and stay on budget
Performance Achievement
The HCMCC considered the following specific achievements with regard to our corporate performance goals in determining the overall achievement:
a.Clinical and development goals: Achieved multiple clinical development milestones; presented initial dose-escalation data from Phase 1 study of XmAb819; presented early dose-escalation data from Phase 1 study of XmAb541, presented initial data from Phase 1 study of XmAb942 in healthy volunteers; initiated a global Phase 2b study of XmAb942 in ulcerative colitis; initiated a Phase 1b study of plamotamab in rheumatoid arthritis; initiated a Phase 1 study of XmAb657 in idiopathic inflammatory myopathies.
b.Research and early-stage development goals: Selected lead candidate for anti-TL1A x IL23p19 program for clinical development in inflammatory bowel disease; advanced multiple T-cell engager programs for potential clinical development in oncology; expanded preclinical pipeline of bispecific antibodies in immunology and inflammatory diseases; explored novel multi-specific platforms, programs and tools to support future pipeline expansion.
c.Operational goals: Strong and broad interaction with clinical investigators to inform program strategies; enhanced and rapid collection and sharing of competitive intelligence; conducted a third comprehensive company-wide engagement survey and achieved a strong corporate engagement score; continued peer and leader-led learning sessions.
d.Financial goals: Stayed on budget and exceeded anticipated year-end cash position, completing 2025 with $610.8 million in cash, cash equivalents, and marketable debt securities.
At the end of 2025, the HCMCC considered the substantial progress in achieving clinical development milestones, strong execution across the portfolio, and higher than anticipated year-end financial position, and determined to fund the bonus pool at 110% of target.
For 2025, each NEO’s target bonus, total performance achievement for those targets consistent with company performance and the resulting bonus amount paid in early 2026 were as follows:

Executive (1)	Performance Achievement for 2025 (%)	Target Bonus Amount ($)	Bonus Amount Paid ($)

Bassil I. Dahiyat, Ph.D.	110%	$445,680	$490,248
Bart Jan Cornelissen	110%	221,220	243,342
John R. Desjarlais, Ph.D.	110%	273,950	301,345
Celia E. Eckert	110%	221,220	243,342
_________________________________________
(1)Dr. Valente was not eligible to receive a bonus as a result of her separation from the Company on June 6, 2025.
Equity Awards
Our executive officers are eligible to receive equity compensation in the form of stock options and RSUs. In early 2025, the Board and HCMCC awarded to the NEOs stock options and RSUs. The Board and HCMCC believe that stock options and RSUs are a key tool in serving to align the interests of our executive officers and our stockholders. Stock options and RSUs are variable and at-risk compensation that automatically links executive pay to stockholder return, as the value realized is dependent upon, and directly proportionate to, the performance of the stock price. Stock options do not have downside protection, and the awards will only provide value to the holder when the stock price increases above the grant price. RSUs provide the executive with a value determined by the stock price and the portion of RSU that vests annually. This provides incentive for the executive to continue to create shareholder value over time and with the downside protection that the RSU will retain some value. It also provides an incentive for executives to continue providing services to the Company through the vesting periods.
In 2025, equity incentive awards granted to all of our NEOs were based on a competitive market value. For all NEOs, 60% of the value was distributed as stock options and 40% as RSUs. We weigh the mix more heavily with stock options because to receive value from these grants, the price of the stock must increase above the price at date of grant and be above the grant price after the award vests to have value when exercised, which focuses our executives on long-term shareholder value creation.
In February 2025, the Board, upon recommendation by the HCMCC, approved the following stock option and RSU values for our NEOs. The calculation for determining the number of shares to be issued is determined by the Company using a methodology under the Company’s internal equity grant guidelines. Each stock option vests as to 25% of the total number of option shares granted on the first anniversary of the date of grant and thereafter in equal monthly installments for 36 months. Each RSU vests as to one third of the total number of shares granted on the first, second and third anniversaries of the date of grant. The vesting of stock options and RSUs is subject to the officer’s continued services to our Company. The vesting of awards may accelerate under certain termination and change in control events as described below under “Overview of Employment and Change in Control Agreements—Severance and Change in Control Benefits”.

Executive (1)	Stock Option Grant (# shares)	Stock Option Grant ($)	RSU Grant (# shares)	RSU Grant ($)

Bassil I. Dahiyat, Ph.D.	329,236	3,750,000	109,745	2,500,000
Bart Jan Cornelissen	65,847	750,000	21,949	500,000
John R. Desjarlais, Ph.D.	89,552	1,020,000	29,851	680,000
Celia E. Eckert	65,847	750,000	21,949	500,000
_________________________________________
(1)Dr. Valente separated from the Company on June 6, 2025, and did not receive stock awards, stock options or performance bonus in 2025.
The annual stock option and RSU grants to our NEOs are evaluated by the HCMCC and approved by the Board in the context of each NEO’s total compensation and take into account the market data provided by Aon in addition to the individual officer’s responsibilities, criticality, performance and total equity ownership. The HCMCC and Board also take into account the recommendations of the Chief Executive Officer with regards to appropriate grants and any particular individual circumstances.
In determining the annual grants for our NEOs, the HCMCC considered that such awards were closely aligned with the long-term efforts of the senior management team to increase stockholder value. The HCMCC determined the size of the grants based on its subjective assessment of the appropriate incentives necessary for our NEOs, considering the market data provided as well as the proposed annual grant and total options held by each named executive officer, as a percentage of total ownership in our Company, the fair value of each officer’s proposed grant in connection with his or her overall total target compensation (total target cash compensation plus long-term incentive compensation), each officer’s individual role and performance, and dilution to stockholders.
Other Benefits
Our NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We provide a 401(k) plan with a matching feature to our employees, including our NEOs. We do not provide perquisites or personal benefits to our NEOs that are not available to all of our other employees. We also pay the premiums for term life insurance and disability insurance for all of our employees, including our NEOs. We provide limited temporary living or relocation benefits to NEOs upon hire, including limited tax gross-ups for such business relocation expenses.
Leadership Transition
Effective, June 6, 2025, Dr. Valente retired from her role as Chief Development Office of the Company. To support Dr. Valente's transition, and in exchange for a release of all claims against the Company, she received payments of COBRA insurance premiums until the earlier of May 31, 2026 and the date that Dr. Valente was eligible for group health insurance coverage through another vehicle. Under a consulting agreement, also entered into on June 6, 2025 between Dr. Valente and the Company, Dr. Valente agreed to provide clinical development consulting services, including advising on oncology program strategy and providing input at key governance meetings, after her employment ended on June 6, 2025 through May 31, 2026. In return for such services, Dr. Valente receives a monthly retainer in the amount of $7,500 and continued vesting of outstanding equity awards until the end of the consulting term on May 31, 2026. During the consulting period, outstanding equity awards will continue to vest and, as applicable, remain exercisable in accordance with their terms. None of Dr. Valente's equity was accelerated in connection with her end of employment.
Tax and Accounting Implications
Under FASB ASC Topic 718, ("ASC 718"), the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.
Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, limits companies to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a calendar year. The HCMCC intends to continue to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the HCMCC intends to continue to provide future compensation in a manner consistent with the best interests of the Company and its stockholders.
Compensation Risk Assessment
The HCMCC has reviewed the Company’s compensation policies and practices, in consultation with its independent compensation consultant, to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, terms and practices, including the mix of fixed and variable, short- and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the HCMCC determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The HCMCC believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of salary and annual bonus, if any, which is based on a variety of performance factors), and long-term compensation prevents undue focus on short-term results and helps align the interests of the Company’s executive officers with the interests of our stockholders. In addition, the Company’s insider trading policy and prohibition against hedging and pledging in Company stock protects stockholders against activities that decouple the economic incidents of ownership of Company securities, through hedging, or that increase risk to the Company, through pledging of Company securities.
Compensation Recovery Policy
We have adopted a compensation recovery policy (the "Clawback Policy") that establishes the circumstances and procedures under which the Company shall recover erroneously awarded compensation from current and former executive officers of the Company in accordance with rules issued under the Exchange Act. In the event the Company is required to restate our financial results due to our material noncompliance with financial reporting requirements under federal securities laws, the Company will promptly recover all erroneously awarded compensation with respect to such restatement.
Recovery of Erroneously Awarded Compensation
On February 11, 2025, the Audit Committee, following discussions with the Company’s management and its former independent registered public accounting firm, determined that the Company’s (i) audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Audited Financial Statements”), filed with the SEC on February 29, 2024 and (ii) unaudited financial statements included in each of the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ending September 30, 2024, June 30, 2024, and March 31, 2024 (the “unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”), filed with the SEC on November 6, 2024, August 8, 2024, and May 9, 2024, respectively, (collectively, the “Affected Periods”), should no longer be relied upon. The Company restated the Financial Statements for the Affected Periods in amendments to each of the aforementioned reports which included the Financial Statements (collectively, the “2024 Restatement”).
The 2024 Restatement does not have any impact on management’s or other employees’ compensation, as incentive compensation was based on the attainment of certain operating metrics, operational goals and financial measures unaffected by the adjustments. Accordingly, the HCMCC concluded that recovery of erroneously awarded compensation was not required pursuant to the Clawback Policy.
Insider Trading Policy
We have adopted an insider trading policy (the “Insider Trading Policy”) governing the purchase, sale and other dispositions of our securities by our directors, officers and employees. We believe the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable Nasdaq listing standards. A copy of our Insider Trading Policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2025.
Anti-Hedging and Anti-Pledging Policies
Our insider trading policy prohibits all employees and directors from engaging in hedging or similar transactions in our stock, such as prepaid variable forwards, equity swaps, collars, puts, calls and short sales. In addition, our insider trading policy prohibits ownership of Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Employment, Severance and Change in Control Agreements
The Company has offer letters or employment agreements with certain NEOs, including Dr. Dahiyat, Ms. Eckert, and Mr. Cornelissen, that provide for the basic terms of their employment, including base salary, performance bonus opportunity and equity grants, as well as certain severance and change in control benefits. All of the NEOs are “at-will” employees. The Company also has a severance agreement with Dr. Dahiyat that provides for severance benefits upon a termination without cause or, for a resignation for good reason. The Board and HCMCC believes that these severance protection benefits are necessary to provide stability among our executive officers, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty. See “Overview of Employment and Change in Control Agreements” below for more information regarding the agreements we have with each of our NEOs.
On April 23, 2026, the Company adopted an Executive Severance Policy that provides for the payment of severance benefits to eligible executives, excluding the CEO, upon a termination of employment without cause or a resignation for good reason, subject to the terms and conditions of the policy. Our HCMCC approved the Executive Severance Policy, after a review of market data provided by our compensation consultant, to ensure that the benefits remain appropriately structured and at reasonable levels.
Compensation Governance
Role of our HCMCC, Management and the Board
The HCMCC is appointed by the Board to assist the Board with its responsibilities related to the Company’s culture, talent development, succession planning, compensation policies, plans and programs, to review and determine, as appropriate, the compensation to be paid to the Company’s executive officers and directors and to review, discuss with management and approve the Company’s disclosures contained in the Compensation Discussion & Analysis for use in our Annual Report on Form 10-K, registration statements, proxy statements or information statements. The HCMCC is also responsible for preparing and reviewing its report on executive compensation included in this Proxy Statement. For details on the HCMCC’s oversight of the executive compensation program, see the section titled “Information Regarding Committees of the Board of Directors—Board Committees—Human Capital Management & Compensation Committee” beginning on page 30 of this Proxy Statement. Our HCMCC consists solely of independent members of the Board.
The HCMCC reviews and makes recommendations to the Board with respect to all compensation paid to our executive officers, including our NEOs. The Chief Executive Officer evaluates and provides to the HCMCC performance assessments of the other executive officers and corresponding compensation recommendations. In making his recommendations, the Chief Executive Officer reviews various third-party compensation surveys and compensation data provided by the independent compensation consultant to the HCMCC, as described below. While the Chief Executive Officer discusses his recommendations with the HCMCC and the Board, he does not participate in the deliberations concerning, or the determination of, his own compensation. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the HCMCC or the Board to make presentations, provide financial or other background information or advice or otherwise participate in the HCMCC or Board meetings. The HCMCC meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines, subject to final Board approval, the principal components of compensation (base salary, performance bonus opportunity and equity awards) for our executive officers on an annual basis, typically at the beginning of each fiscal year; however, decisions may occur during the year for new hires, promotions or other special circumstances as our HCMCC determines appropriate. Neither the Board nor the HCMCC is authorized to delegate authority to approve executive officer compensation.
The HCMCC does not maintain a formal policy for recommending to the Board the timing of equity awards to our executive officers, but follows consistent practices under which awards are generally approved at a meeting of the HCMCC and the Board in the first quarter of each year. Under our equity incentive plans, the exercise price of a stock option cannot be less than the 100% of the fair market value of the Company’s common stock at the time of grant. The HCMCC does not consider material nonpublic information (MNPI) when determining the timing and terms of equity awards. The Company does not time the disclosure of MNPI for the purpose of affecting the value of executive compensation.
Role of Compensation Consultant
The HCMCC has the authority to retain independent compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The HCMCC retained Aon as its compensation consultant to develop a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices and considering different compensation programs to aid making executive pay decisions for 2025.
Aon reported directly to the HCMCC The HCMCC assessed the independence of Aon pursuant to SEC and Nasdaq rules and concluded that there were no conflicts of interest and that Aon was independent.
Report of the HCMCC of the Board of Directors*
The HCMCC has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the HCMCC has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Mr. Richard J. Ranieri, Committee Chair
Dr. A. Bruce Montgomery
Dr. Kevin C. Gorman
*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filings of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Summary Compensation Table
The following table shows the total compensation earned by the NEOs in 2025, 2024 and 2023, as applicable.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Bassil I. Dahiyat, Ph.D.	2025	742,800	1,552,892	2,727,018	490,248	8,247	5,521,205
President, Chief Executive	2024	721,200	1,246,193	4,403,489	432,700	8,247	6,811,829
Officer and Director	2023	700,200	1,650,735	5,249,673	357,100	8,247	7,965,955

Bart Jan Cornelissen (5)	2025	491,600	310,578	515,712	243,342	81,164	1,642,396
Chief Financial Officer	2024	338,182	910,811	2,263,916	156,938	61,164	3,731,011

John R. Desjarlais, Ph.D.	2025	547,900	422,392	701,368	301,345	9,247	1,982,252
Chief Scientific Officer	2024	534,500	473,543	1,543,452	267,250	9,247	2,827,992
	2023	518,900	589,564	1,874,883	220,500	9,247	3,213,094

Celia E. Eckert	2025	491,600	310,578	515,712	243,342	9,247	1,570,479
General Counsel	2024	475,000	299,084	974,808	213,750	9,247	1,971,889
	2023	457,600	330,141	1,049,931	175,000	9,247	2,021,919

Nancy K. Valente, M.D. (6)	2025	249,421	—	—	—	181,345	430,766
Former Chief Development Officer	2024	556,200	448,637	1,462,211	278,100	122,625	2,867,773
_________________________________________
(1)In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock awards granted during the respective year, computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2025. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the RSUs or the sale of the common stock received.

(2)In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the respective year, computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2025. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(3)Amounts in this column represent annual performance-based bonuses earned for the respective fiscal year. Each performance-based bonus shown above was paid in cash to the respective executive in the first quarter of the following year. For more information, see above under “Compensation Discussion and Analysis—2025 Executive Compensation Program—Annual Performance Bonus.”
(4)Represents term life and disability insurance premiums paid by us on behalf of the NEOs as well as matching of contributions made under 401(k) plan. All of these benefits are provided to the NEOs on the same terms as provided to all of our regular full-time employees. For more information regarding these benefits, see below under “Description of Compensation Arrangements—Other Benefits.” The applicable equity award column(s) reflected the specified amounts recorded in connection with a termination of employment
(5)The amount reported for Mr. Cornelissen in the "All Other Compensation" column for 2025 includes $72,000 in commuting and housing stipend.
(6)The amount reported for Dr. Valente in the "All Other Compensation" column for 2025 includes $30,000 in housing allowance. Dr. Valente’s employment ended with the Company in June 2025 and therefore her salary reflects the amount she was paid prior to her termination date. The amounts shown in the "All Other Compensation" column for 2025 also includes a one-time payout of accrued Paid Personal Leave of $83,693, and, pursuant to the terms of Dr. Valente’s separation agreement, medical insurance payment of $6,029, as well as $52,500 of consulting fees.
Grants of Plan-Based Awards
The following table sets forth information relating to grants of plan-based incentive awards to the NEOs in 2025.

Name.(4)	Award Type	Grant Date(1)	Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target (2) ($)	All Other Stock Awards: Number of Securities Underlying Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)

Bassil I. Dahiyat, Ph.D.	Annual Stock Award	3/4/25	2/21/25		109,745			1,552,892
	Annual Stock Option	3/4/25	2/21/25			329,236	14.15	2,727,018
	Performance Bonus		2/24/26	445,680

Bart Jan Cornelissen	Employment Stock Award	3/4/25	2/21/25		21,949			310,578
	Employment Stock Option	3/4/25	2/21/25			65,847	14.15	515,712
	Performance Bonus		2/24/26	221,220

John R. Desjarlais, Ph.D.	Annual Stock Award	3/4/25	2/21/25		29,851			422,392
	Annual Stock Option	3/4/25	2/21/25			89,552	14.15	701,368
	Performance Bonus		2/24/26	273,950

Celia E. Eckert	Annual Stock Award	3/4/25	2/21/25		21,949			310,578
	Annual Stock Option	3/4/25	2/21/25			65,847	14.15	515,712
	Performance Bonus		2/24/26	221,220

_________________________________________
(1)All options were granted under the terms of our 2023 Equity Incentive Plan (the "2023 Plan"), with an exercise price per share equal to the closing price of our common stock on the grant date, and vest over a four-year period. All RSUs were granted under the terms of our 2023 Plan, and vest over a three-year period. For certain information concerning our 2023 Plan, see “— Equity Compensation Plan Information” below.
(2)Amounts in this column represent the target performance-based bonus opportunity for each NEO for 2025. There were no threshold or maximum payout levels for these awards. For a description of the 2025 performance bonus program, see “Compensation Discussion and Analysis—2025 Executive Compensation Program—Annual Performance Bonus” above. The amount actually earned by each NEO is reported in the “Summary Compensation Table” above.
(3)Amounts in this column reflect the aggregate grant date fair value of the option and RSU awards granted during 2025, computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2025. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the stock options or RSUs, the exercise of the stock options, or the sale of the common stock underlying such stock options or RSUs.
(4)Dr. Valente did not receive stock awards, stock options or performance bonus in 2025.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding outstanding equity awards granted to each NEO that remain outstanding as of December 31, 2025.

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (3)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)

Bassil I. Dahiyat, Ph.D.	1/26/2016	0	—	$12.51	1/26/2026
	1/30/2017	125,002	—	22.55	1/30/2027
	1/24/2018	107,501	—	23.40	1/24/2028
	2/12/2019	138,655	—	36.31	2/12/2029
	3/2/2020	141,628	—	32.28	3/2/2030
	3/8/2021	131,993	0	43.00	3/8/2031
	3/3/2022	279,906	18,661	30.02	3/3/2032
	3/2/2023	216,648	98,478	31.43	3/2/2033	17,507	268,032
	3/5/2024	143,160	184,065	22.85	3/5/2034	36,359	556,656
	3/4/2025	—	329,236	$14.15	3/4/2035	109,745	1,680,196

Bart Jan Cornelissen	4/9/2024	79,247	110,947	$21.55	4/9/2034	28,177	431,390
	3/4/2025	—	65,847	$14.15	3/4/2035	21,949	336,039

John R. Desjarlais, Ph.D.	1/26/2016	5,322	—	12.51	1/26/2026
	1/30/2017	85,000	—	22.55	1/30/2027
	1/24/2018	80,000	—	23.40	1/24/2028
	2/12/2019	63,025	—	36.31	2/12/2029
	3/2/2020	54,553	—	32.28	3/2/2030
	3/8/2021	62,523	—	43.00	3/8/2031
	3/3/2022	67,177	4,479	30.02	3/3/2032
	3/2/2023	77,374	35,171	31.43	3/2/2033	6,253	95,733
	3/5/2024	54,400	69,946	22.85	3/5/2034	13,816	211,523
	3/4/2025	—	89,552	14.15	3/4/2035	29,851	457,019

Celia E. Eckert	9/3/2019	91,292	—	35.58	9/3/2029

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (3)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
	3/2/2020	18,884	—	32.28	3/2/2030
	3/8/2021	36,124	0	43.00	3/8/2031
	3/3/2022	37,320	2,489	30.02	3/3/2032
	3/2/2023	43,329	19,696	31.43	3/2/2033	3,502	53,616
	3/5/2024	34,358	44,176	22.85	3/5/2034	8,726	133,595
	3/4/2025	—	65,847	$14.15	3/4/2035	21,949	336,039

Nancy K. Valente, M.D.(4)	9/8/2022	35,282	0	25.32	9/8/2032
	5/1/2023	152,272	24,561	27.07	5/1/2033	13,099	200,546
	3/5/2024	51,537	12,271	22.85	3/5/2034	6,545	100,204
_________________________________________
(1)All of the outstanding option awards granted before June 14, 2023 were granted under and subject to the terms of the 2013 Plan; all outstanding option awards granted on or after June 14, 2023 were granted under and subject to the terms of the 2023 Plan. Except as otherwise indicated, each option award becomes exercisable as it becomes vested and all vesting is subject to the executive’s continuous service with us through the vesting dates and the potential vesting acceleration described below under “— Potential Payments upon Termination or Change in Control.” All of the outstanding options are subject to our standard option vesting schedule such that 25% of the shares subject to the option vest on the one-year anniversary of the grant date and 1/48th of the shares vest monthly thereafter, such that the options are fully vested on the four-year anniversary of the date of grant.
(2)All of the outstanding RSU awards granted before June 14, 2023 were granted under and subject to the terms of the 2013 Plan; all of the outstanding RSU awards granted on or after June 14, 2023 were granted under and subject to the terms of the 2023 Plan. Except as otherwise indicated, each RSU award vests as to one-third of the total number of shares granted on the first, second and third anniversaries of the date of grant subject to the executive’s continuous service with us through the vesting dates and the potential vesting acceleration described below under “—Potential Payments upon Termination or Change in Control.”
(3)All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board.
(4)Dr. Valente’s unvested stock options and RSU awards as of her separation date of June 6, 2025 will continue to vest until May 31, 2026 under the terms of the consulting agreement Dr. Valente entered into with the Company on June 6, 2025. Dr. Valente did not receive stock awards, stock options or performance bonus in 2025.
We did not engage in any repricing or other modifications or cancellations to any of our NEOs’ outstanding equity awards during the year ended December 31, 2025.

Option Exercises and Stock Vested
The following table provides information on stock options exercised, including the number of shares acquired upon exercise and stock awards vested, and the value realized, determined as described below, for the NEOs in the year ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Bassil I. Dahiyat, Ph.D.	133,809	401,465	52,273	$745,687
Bart Jan Cornelissen	—	—	14,088	124,115
John R. Desjarlais, Ph.D.	83,220	251,708	25,104	359,135
Celia E. Eckert	—	—	14,499	207,212
Nancy Valente, M.D.	—	—	19,643	233,217
_________________________________________
(1)The value realized on exercise is based on the difference between the closing price of our common stock on the date of exercise and the applicable exercise price of those options and does not represent actual amounts received by the NEOs as a result of the option exercises.
(2)The value realized on vesting is based on the closing price of our common stock on the date of vesting.
Pension Benefits, Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation
No pension benefits were paid to any of our named executive officers during the fiscal year ended December 31, 2025. We do not currently sponsor any non-qualified defined contribution plans or non-qualified deferred compensation plans.
Overview of Employment and Change in Control Agreements
Employment Agreements
The Company has offer letters and employment agreements with certain of our NEOs, Dr. Dahiyat, Mr. Cornelissen, Ms. Eckert and Dr. Valente, that provide for the basic terms of their employment, including base salary, performance bonus opportunity and equity grants, as well as certain severance and change in control benefits. Below are written descriptions of the employment agreements and offer letters we have with these NEOs. All of the NEOs are “at-will” employees.
Dr. Dahiyat. In September 2013, we entered into a Third Amended and Restated Executive Employment Agreement with Dr. Dahiyat that provided the basic terms of his employment along with certain severance and change in control benefits that are described below under “—Potential Payments upon a Termination or Change in Control.”
Mr. Cornelissen. In April 2024, we entered into a letter agreement with Mr. Cornelissen that provided the basic terms of his employment along with severance and change in control benefits. On April 23, 2026, the Company adopted an Executive Severance Policy under which Mr. Cornelissen is eligible for certain benefits provided that he will not receive duplicative benefits under the both the policy and letter agreement. The terms of the letter agreement and Executive Severance Policy are described below under “—Potential Payments upon Termination or Change in Control.”
Ms. Eckert. In August 2019, we entered into a letter agreement with Ms. Eckert that provided the basic terms of her employment along with severance and change in control benefits. On April 23, 2026, the Company adopted an Executive Severance Policy under which Ms. Eckert is eligible for certain benefits provided that she will not receive duplicative benefits under the both the policy and letter agreement. The terms of the letter agreement and Executive Severance Policy are described below under “—Potential Payments upon Termination or Change in Control.”
Dr. Valente. In May 2023, we entered into a letter agreement with Dr. Valente that provided the basic terms of her employment along with severance and change in control benefits.” Dr. Valente separated from the Company on June 6, 2025 and her agreement is therefore no longer in effect.

Severance and Change in Control Benefits
The Company has written severance agreements with Dr. Dahiyat and Dr. Desjarlais that supersede the terms of their severance and change in control terms set forth in their employment agreements, as applicable. A more detailed description of the NEO severance and change in control benefits is provided below under “—Potential Payments upon Termination or Change in Control.”
Dr. Dahiyat. In May 2016, we entered into a Severance Agreement with Dr. Dahiyat that superseded the Third Amended and Restated Executive Employment Agreement with respect to severance and change in control benefits. The terms of the May 2016 severance agreement are described below under “—Potential Payments upon Termination or Change in Control.”
Dr. Desjarlais. In September 2013, we entered into an Amended and Restated Severance Agreement with Dr. Desjarlais that entitled him to certain severance and change in control benefits. In May 2016, we entered into a Severance Agreement with Dr. Desjarlais that superseded his prior agreement in its entirety. On April 23, 2026, the Company adopted an Executive Severance Policy under which Dr. Desjarlais is eligible for certain benefits provided that he will not receive duplicative benefits under the both the policy and individual agreement. The terms of the May 2016 severance agreement and the Executive Severance Policy are described below under “—Potential Payments upon Termination or Change in Control.”

Each of our NEOs holds stock options under our equity incentive plans that were granted subject to our form of stock option agreements.
Potential Payments upon Termination or Change in Control
Severance Agreements
In May 2016, we entered into severance agreements with our NEOs Dr. Dahiyat and Dr. Desjarlais. In August 2019 we entered into a letter agreement with Ms. Eckert, which was amended in October 2023. In April 2024, we entered into a letter agreement with Mr. Cornelissen. In April 2023 we entered into a letter agreement with Dr. Valente, which was amended in October 2023. On April 23, 2026, the Company adopted an Executive Severance Policy that provides for the payment of severance benefits to eligible executives, excluding the CEO, upon a termination of employment without cause or a resignation for good reason, subject to the terms and conditions of the policy.
Dr. Dahiyat. Pursuant to the Severance Agreement with Dr. Dahiyat, if we terminate Dr. Dahiyat’s employment without cause or if Dr. Dahiyat resigns for good reason, at any time, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Dahiyat will receive (1) a lump sum severance payment equal to the sum of (a) his then-current annual base salary for 24 months and (b) an amount equal to Dr. Dahiyat’s then-current target bonus percentage of his then-current annual base salary assuming achievement of 100% of corporate, and as applicable, personal goals established for such year, prorated for the number of days Dr. Dahiyat worked during the year of his termination; (2) vesting acceleration of all his outstanding stock options and equity awards subject to time-based vesting as if Dr. Dahiyat had completed an additional 24 months of service; and (3) payment of his COBRA insurance premiums for up to 12 months. Additionally, in the event that Dr. Dahiyat’s termination without cause or resignation for good reason occurs within a “change in control period,” defined as the period beginning one month prior to the execution of a definitive written agreement that if consummated would result in a change in control and ending on the earlier of the termination of such agreement or 12 months following the consummation of such change in control, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Dahiyat will additionally receive vesting acceleration in full of all his outstanding time-based stock options and other equity awards.
Dr. Desjarlais. Prior to the adoption of the Executive Severance Policy, pursuant to his Severance Agreement, if we terminated Dr. Desjarlais' employment without cause or if Dr. Desjarlais resigned for good reason, at any time, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Desjarlais would have received (1) a lump sum severance payment equal to the sum of (a) his then-current annual base salary for 12 months and (b) an amount equal to the executive’s then-current target bonus percentage of his then-current annual base salary assuming achievement of 100% of corporate, and as applicable, personal goals established for such year, prorated for the number of days Dr. Desjarlais worked during the year of his termination; (2) vesting acceleration of all his outstanding stock options and equity awards subject to time-based vesting as if Dr. Desjarlais had completed an additional 12 months of service; and (3) payment of his COBRA insurance premiums for up to 12 months. Effective April 23, 2026, Dr. Desjarlais became eligible to participate in the Company’s Executive Severance Policy, which provides that executives will not receive duplicative benefits and instead will receive the more favorable benefit under either the policy or any applicable individual agreement, determined on a “better of,” component-by-component basis. As a result, upon a qualifying termination without a change in control,

Dr. Desjarlais will receive (1) 15 months of base salary continuation and 15 months of COBRA premium coverage (in each case, as provided under the policy, which exceeds his Severance Agreement), (2) a prorated bonus (as provided under his Severance Agreement, which is not provided under the policy). and (3) vesting acceleration of all his outstanding stock options and equity awards subject to time-based vesting as if Dr. Desjarlais had completed an additional 12 months of service (as provided under his Severance Agreement, which is not provided under the policy). Additionally, if Dr. Desjarlais' termination without cause or resignation for good reason occurs within a “change in control period,” defined as the period within three months (as compared to one month under his prior Severance Agreement) prior to the execution of a definitive written agreement that if consummated would result in a change in control and ending on the earlier of the termination of such agreement or 12 months following the consummation of such change in control, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Desjarlais will receive (1) 15 months of base salary continuation and 15 months of COBRA premium coverage (as provided under the Executive Severance Policy, which exceeds his Severance Agreement), (2) a target bonus and a prorated bonus (as provided under the Executive Severance Policy, which is more favorable than his Severance Agreement), and (3) vesting acceleration in full of all his outstanding time-based stock options and other equity awards (which is consistent with the treatment provided under his Severance Agreement), in each case determined pursuant to the policy’s non-duplication, “better of” framework applied on a component-by-component basis.
Mr. Cornelissen, Dr. Valente and Ms. Eckert. Pursuant to letter agreements with each of Mr. Cornelissen, Dr. Valente and Ms. Eckert and subsequent amendment, if we terminated the officer’s employment without cause or if the officer resigned for good reason, subject to her execution of an effective release and waiver of claims in favor of us, the officer would have received (1) a lump sum severance payment equal to his or her then-current annual base salary for 12 months and (2) payment of his or her COBRA insurance premiums for up to 12 months. Additionally, if the officer’s termination without cause occured within 90 days prior to or 12 months after a change in control, the officer would have received (1) vesting acceleration of all his or her outstanding stock options and equity awards subject to time-based vesting as if the officer had completed an additional 12 months of service if the termination occurs prior to the one-year anniversary of the officer’s commencement of employment or (2) vesting acceleration of all his or her outstanding stock options and equity awards if the termination occurs after the one-year anniversary of the officer’s commencement of employment. Effective April 23, 2026, Mr. Cornelissen and Ms. Eckert became eligible to participate in the Company’s Executive Severance Policy, which provides that executives will not receive duplicative benefits and instead will receive the more favorable benefit under either the policy or any applicable individual agreement, determined on a “better of,” component-by-component basis. Accordingly, upon a qualifying termination without a change in control, the cash severance and COBRA benefits remain unchanged. If such termination occurs within three months prior to or 12 months following a change in control, the Executive Severance Policy provides additional benefits, including (1) a lump sum payment equal to the officer’s annual bonus target, (2) a prorated annual bonus based on the number of days worked during the year of termination, and (3) vesting acceleration of all outstanding stock options and equity awards, in each case to the extent more favorable than the officer’s existing agreement.
Equity Incentive Plan Provisions
Pursuant to the 2013 Plan and the 2023 Plan, the plan administrator may accelerate the vesting of stock awards granted under the applicable plan in connection with a corporate transaction. For more information, see below under "Equity Compensation Plan Information".
Summary of Estimated Amounts Payable upon Termination or Change in Control
The following table shows estimated payments that would be made to each NEO in the event of a termination of employment under various termination situations, assuming the applicable termination event occurred on December 31, 2025. Dr. Valente is not included below but please see the description of the Separation Agreement between the Company and Dr. Valente described above under “Leadership Transition”.

Name	Benefit	Termination Not in Connection with a Change in Control ($)(1)	Termination in Connection with a Change in Control ($)(2)	2013 Plan and 2023 Plan — Certain Corporate Transactions ($)(3)

Bassil I. Dahiyat, Ph.D.	Lump Sum Cash Severance Payment	$1,485,600	$1,485,600

Name	Benefit	Termination Not in Connection with a Change in Control ($)(1)	Termination in Connection with a Change in Control ($)(2)	2013 Plan and 2023 Plan — Certain Corporate Transactions ($)(3)
	Lump Sum Target Bonus Payment	445,680	445,680
	COBRA Payments	33,810	33,810
	Vesting Acceleration(4)	2,207,379	2,886,798	2,886,798
	Benefit Total	$4,172,469	$4,851,888	$2,886,798

Bart Jan Cornelissen	Lump Sum Cash Severance Payment	$491,600	$491,600
	COBRA Payments	33,810	33,810
	Vesting Acceleration(4)	—	843,812	843,812
	Benefit Total	$525,410	$1,369,222	$843,812

John R. Desjarlais, Ph.D.	Lump Sum Cash Severance Payment	$547,900	$547,900
	Lump Sum Target Bonus Payment	273,950	273,950
	COBRA Payments	28,819	28,819
	Vesting Acceleration(4)	414,179	883,057	883,057
	Benefit Total	$1,264,848	$1,733,726	$883,057

Celia E. Eckert	Lump Sum Cash Severance Payment	$491,600	$491,600
	COBRA Payments	12,057	12,057
	Vesting Acceleration(4)	—	599,632	599,632
	Benefit Total	$503,657	$1,103,289	$599,632
_________________________________________
(1)These benefits would be payable by the Company under each NEO’s individual agreements if an officer is terminated without cause or if an officer resigns for good reason and such termination or resignation does not occur during the period before or after a change of control. For Dr. Dahiyat and Dr. Desjarlais, such period is within one month prior to or 12 months following a change in control. For Mr. Cornelissen and Ms. Eckert, such period is within 90 days prior to or 12 months after a change in control. Payments are subject, in each case, to the respective NEO’s execution of an effective release and waiver of claims in favor of the Company.
(2)These benefits would be payable by the Company under each NEO’s individual agreements if an officer is terminated without cause or if an officer resigns for good reason and such termination or resignation occurs during the period before or after a change of control. For Dr. Dahiyat and Dr. Desjarlais, such period is within one month prior to or 12 months following a change in control. For Mr. Cornelissen and Ms. Eckert, such period is within 90 days prior to or 12 months after a change in control. Payments are subject, in each case, to the respective NEO’s execution of an effective release and waiver of claims in favor of the Company.
(3)These benefits would be payable by the Company under the 2013 Plan and 2023 Plan, as applicable, if, upon a corporate transaction event, the Board exercised its discretion to accelerate the vesting and exercisability of outstanding stock options.
(4)The value of vesting acceleration consists of stock options based on the closing price of $15.31 per share of common stock on December 31, 2025, minus the exercise price of the unvested stock option shares subject to acceleration, as well as the value of unvested restricted stock units based on the closing price of $15.31 per share of common stock on December 31, 2025. Accordingly, the amounts reported in the table only reflect restricted stock units and option grants with an exercise price less than the closing price of $15.31 per share of common stock on December 31, 2025.
Equity Granting Practices
The HCMCC generally does not grant stock options or similar equity awards during periods in which there is material nonpublic information about our Company, including (1) outside a “trading window” established in connection with the public release of earnings information under our Insider Trading Policy or (2) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information, except as set forth below in 2025. The HCMCC does not take material nonpublic information into account when determining the timing and terms of equity awards. We generally make awards on pre-determined dates. Annual equity awards to eligible employees, including our executives, are typically made on the third business day following the submission of our Form 10-K; awards to non-employee members of our Board are made on the date of the director's initial election to the Board and on the date of the Company's annual meeting; and awards to new hires are typically made to eligible employees within one month of hire. The Company has not timed the disclosure of material nonpublic information to affect the value of executive compensation. We also do not time the release of material nonpublic information based on equity award grant dates.
The following table contains information required by Item 402(x)(2) of Regulation S-K about stock options granted to the Company’s NEOs in 2025 during the period from four business days before to one business day after the filing of the Company’s Current Report on Form 8-K on March 5, 2025 to disclose our change in auditors. The Company did not grant any stock options to NEOs of the Company in 2025 during the period from four business days before to one business day after the filing of any of the Company’s Quarterly Reports on Form 10-Q, or the filing the Company's Annual Report on Form 10-K or any other Current Report on Form 8-K.

Name	Grant Date	Number of securities underlying the award	Exercise price of the award ($/Sh)	Grant date fair value of the award	Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following the disclosure of material nonpublic information

Bassil I. Dahiyat, Ph.D.	3/4/2025	329,236	14.15	2,727,018	(2.1)%
Bart Jan Cornelissen	3/4/2025	65,847	14.15	515,712	(2.1)%
John R. Desjarlais, Ph.D.	3/4/2025	89,552	14.15	701,368	(2.1)%
Celia E. Eckert	3/4/2025	65,847	14.15	515,712	(2.1)%
Equity Compensation Plan Information
The following table provides certain information, as of December 31, 2025, with respect to all of our equity compensation plans in effect on that date:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders
2013 Equity Incentive Plan (1)	8,840,762	$31.41	—
2023 Equity Incentive Plan (2)	6,097,175	18.02	4,940,636
2013 Employee Stock Purchase Plan	—		817,666
Equity compensation plans not approved by security holders	—		—
Total	14,937,937		5,758,302
_________________________________________
(1)Consists of shares granted under our 2013 Equity Incentive Plan. The Company no longer grants awards from the 2013 Plan, which was superseded by the 2023 Plan. The weighted-average exercise price in column (b) represents the weighted-average exercise price of outstanding options to purchase common stock granted pursuant to the 2013 Equity Incentive Plan. The weighted-average exercise price does not take into account 215,336 shares of common stock subject to outstanding unvested restricted stock unit awards granted pursuant to the 2013 Equity Incentive Plan.

(2)The number of shares reflected in column (c) are those remaining available for issuance under the 2023 Equity Incentive Plan in the form of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of awards. The weighted average exercise price in column (b) represents the weighted-average exercise price of outstanding options to purchase common stock granted pursuant to the 2023 Equity Incentive Plan. The weighted-average exercise price does not take into account 1,766,009 shares of common stock subject to outstanding unvested restricted stock unit awards granted pursuant to the 2023 Equity Incentive Plan.

RATIO OF ANNUAL COMPENSATION FOR THE CEO TO OUR MEDIAN EMPLOYEE
Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of SEC Regulation S-K, we are required to disclose the ratio of the annual total compensation of our principal executive officer (PEO), Dr. Dahiyat, to our median employee’s annual total compensation (“CEO Pay Ratio”).
The pay ratio rules allow a company to identify its median employee once every three years provided that there has not been a change in its employee population or employee compensation arrangements that it reasonably believes would result in a significant change to its pay ratio. As we did not have any changes to our employee compensation arrangements or employee population in 2025, the median employee for the 2025 CEO Pay Ratio calculation is the same employee identified for the 2023 fiscal year CEO Pay Ratio.
In accordance with Item 402(u) of Regulation S-K, to determine our total population of employees as of October 1, 2023, we included full-time, part-time, seasonal and temporary employees, but excluded contractors or other non-employee workers in our employee population. We identified the median employee by (i) aggregating for each applicable employee (A) the amount of base salary as of October 1, 2023 for all full-time salaried employees, or hourly rate multiplied by actual work hours for hourly employees and (B) the amount of annual bonuses for 2023 performance; and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Dr. Dahiyat, whether employed on a full-time, part-time, or seasonal basis.
For 2025, the median employee’s annual total compensation, calculated in accordance with Item 402(c) of SEC Regulation S-K, was $251,539 and our CEO’s annual total compensation, as reported in the 2025 Summary Compensation Table in this Proxy Statement, was $5,521,205. Based on this information, the ratio of annual total compensation of our CEO to the median of the annual total compensation of all employees (excluding Dr. Dahiyat) was 21.95 to 1.

Dr. Dahiyat's annual total compensation	$5,521,205
Median employee's annual total compensation	$251,539
Ratio of Dr. Dahiyat's annual total compensation to median employee's annual total compensation	21.95:1
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2026 by: (i) each director and nominee for director; (ii) each of the NEOs named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 73,348,942 shares outstanding on February 28, 2026, adjusted as required by rules promulgated by the SEC.
Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of February 28, 2026 and RSUs that will vest within 60 days of February 28, 2026 are deemed to be outstanding and to be beneficially owned by the person holding the options or RSUs, as applicable, but not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Xencor, Inc., 465 North Halstead Street, Suite 200, Pasadena, California 91107.

	Beneficial Ownership
Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned

Greater than 5% Stockholders
Blackrock, Inc. (1)	11,130,112	15.17%
PRIMECAP Management Company (2)	10,527,322	14.35%
The Vanguard Group, Inc. (3)	7,169,547	9.77%
RTW Investments, LP (4)	6,221,054	8.48%
EcoR1 Capital, LLC (5)	4,640,000	6.33%
State Street Corporation (6)	4,507,254	6.14%
Biotechnology Value Fund L P (7)	3,798,627	5.18%

Named Executive Officers and Directors
Bassil I. Dahiyat, Ph.D. (8)	1,831,767	2.45%
John R. Desjarlais, Ph.D. (9)	808,602	1.09%
Celia E. Eckert (10)	338,757	*
Nancy K. Valente, M.D. (11)	304,626	*
Bart Jan Cornelissen (12)	147,839	*
Kevin C. Gorman (13)	137,837	*
A. Bruce Montgomery, M.D. (14)	132,043	*
Kurt A. Gustafson (15)	131,615	*
Richard J. Ranieri (16)	130,615	*
Ellen G. Feigal, M.D. (17)	123,152	*
Barbara J. Klencke, M.D. (18)	74,124	*
Todd E. Simpson (19)	38,320	*
Raymond J. Deshaies	—	*
All current executive officers and directors as a group (12 persons) (20)	3,894,671	5.08%

_________________________________________
*Less than one percent.
(1)Blackrock, Inc. has sole voting power over 11,027,146 shares of our common stock and sole dispositive power over 11,130,112 shares of our common stock. Number of shares based solely on information reported on Schedule 13G/A filed with the SEC on April 29, 2025, reporting beneficial ownership as of March 31, 2025 by Blackrock, Inc. The address for Blackrock Inc. is 50 Hudson Yard, New York, NY 10001.
(2)Number of shares based solely on information reported on Schedule 13G/A filed with the SEC on August 14, 2025, reporting beneficial ownership as of June 30, 2025, by PRIMECAP Management Company. The address of PRIMECAP Management Company is 177 E. Colorado Blvd., 11th FL., Pasadena, CA 91105.
(3)The Vanguard Group, Inc. has shared voting power over 457,392 shares of our common stock, sole dispositive power over 6,640,890 shares of our common stock, and shared dispositive power over 528,657 shares of our common stock. Number of shares based solely on information reported on Schedule 13G/A filed with the SEC on December 3, 2025 reporting beneficial ownership as of November 28, 2025 by The Vanguard Group, Inc. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. On March 27, 2026, Vanguard filed Amendment No. 10 to Schedule 13G to disclose an internal realignment that occurred on January 12, 2026. Due to the internal realignment, certain subsidiaries or business divisions of subsidiaries of Vanguard that formerly had, or were deemed to have, beneficial ownership with Vanguard will report beneficial ownership separately (on a disaggregated basis) from Vanguard. As of March 13, 2026, Vanguard reported that it no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by these subsidiaries and/or business divisions.
(4)Number of shares based solely on information reported on Schedule 13G filed with the SEC on November 14, 2025, reporting beneficial ownership as of September 30, 2025, by RTW Investments, LP. The address of RTW Investments, LP is 40 10th Avenue, Floor 7, New York, New York 10014.
(5)Number of shares based solely on information reported on Schedule 13G/A filed with the SEC on February 17, 2026, reporting beneficial ownership of 3,251,112 shares of our common stock and warrants to acquire 1,388,888 shares of our common stock as of December 31, 2025 by EcoR1 Capital, LLC. The address for EcoR1 Capital, LLC is 357 Tehama Street #3, San Francisco, CA 94103.
(6)State Street Corporation has shared voting power over 4,308,425 shares of our common stock and shared dispositive power over 4,507,254 of our common stock. Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 9, 2026, reporting beneficial ownership as of December 31, 2025 by State Street Corporation. The address for State Street Corporation is One Congress Street, Suite 1, Boston, MA 02114.
(7)Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 17, 2026, reporting beneficial ownership as of December 31, 2025 by Biotechnology Value Fund L P. The address for Biotechnology Value Fund L P is 44 Montgomery St., 40th Floor, San Francisco, California 94104.
(8)Includes 313,648 shares of common stock, 1,445,852 shares of common stock that Dr. Dahiyat has the right to acquire from us within 60 days of February 28, 2026 pursuant to the exercise of stock options and 72,267 RSUs that will vest within 60 days of February 28, 2026.
(9)Includes 192,965 shares of common stock, 592,526 shares of common stock that Dr. Desjarlais has the right to acquire from us within 60 days of February 28, 2026 pursuant to the exercise of stock options and 23,111 RSUs that will vest within 60 days of February 28, 2026.
(10)Includes 30,152 shares of common stock, 293,424 shares of common stock that Ms. Eckert has the right to acquire from us within 60 days of February 28, 2026 pursuant to the exercise of stock options and 15,181 RSUs that will vest within 60 days of February 28, 2026.
(11)Includes 29,525 shares of common stock, 268,556 shares of common stock that Dr. Valente has the right to acquire from us within 60 days of February 28, 2026 pursuant to the exercise of stock options and 6,545 RSUs that will vest within 60 days of February 28, 2026.
(12)Includes 13,507 shares of common stock, 112,928 shares of common stock that Mr. Cornelissen has the right to acquire from us within 60 days of February 28, 2026 pursuant to the exercise of stock options and 21,404 RSUs that will vest within 60 days of February 28, 2026.
(13)Includes 5,219 shares of common stock and 132,618 shares of common stock that Dr. Gorman has the right to acquire from us within 60 days of February 28, 2026 pursuant to the exercise of stock options.

(14)Includes 6,925 shares of common stock and 125,118 shares of common stock that Dr. Montgomery has the right to acquire from us within 60 days of February 28, 2026 pursuant to the exercise of stock options.
(15)Includes 6,497 shares of common stock and 125,118 shares of common stock that Mr. Gustafson has the right to acquire from us within 60 days of February 28, 2026 pursuant to the exercise of stock options.
(16)Includes 5,497 shares of common stock and 125,118 shares of common stock that Mr. Ranieri has the right to acquire from us within 60 days of February 28, 2026 pursuant to the exercise of stock options.
(17)Includes 5,497 shares of common stock and 117,655 shares of common stock that Dr. Feigal has the right to acquire from us within 60 days of February 28, 2026 pursuant to the exercise of stock options.
(18)Includes 5,986 shares of common stock and 68,138 shares of common stock that Dr. Klencke has the right to acquire from us within 60 days of February 28, 2026 pursuant to the exercise of stock options.
(19)Includes 38,320 shares of common stock that Mr. Simpson has the right to acquire from us within 60 days of February 28, 2026 pursuant to the exercise of stock options. Mr. Simpson does not own any shares of common stock
(20)Includes the shares beneficially owned by our current directors and executive officers. Dr. Valente's shares are not included in the calculation as she is not a current executive officer.

PAY VERSUS PERFORMANCE
The following section has been prepared in accordance with the SEC’s pay versus performance ("PvP") disclosure rules. Under the PvP rules, the SEC has developed a definition of pay, referred to as Compensation Actually Paid, ("CAP"), which we are required to calculate and then compare to certain specified performance measures. Under the PvP rules, CAP for the principal executive officer ("PEO") and the average CAP for the non-PEO NEOs is calculated by starting with the Summary Compensation Table ("SCT") values for the relevant years and then making the following adjustments (as are applicable):
•Subtracting: the grant date fair value of equity awards granted during the year; and the change in pension value for the year; and
•Adding: the year-end fair value of unvested equity awards granted during the year; for equity awards granted in prior years that are outstanding and unvested at the end of the year, the difference between the fair value at the end of the year as compared to the end of the immediately prior year; for equity awards granted in prior years that vested during the year, the difference between the fair value as of the vesting date as compared to the end of the immediately prior year; and the pension service cost for that year.
For the most recently completed fiscal year, we did not use any "financial performance measures" as defined in Item 402(v) of Regulation S-K to link compensation paid to the NEOs. Accordingly, we have omitted the tabular list of financial performance measures and the table below does not include a column for a "Company-Selected Measure" as defined in Item 402(v) of Regulation S-K.

	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)(2)(3)	Average Summary Compensation Table Total for non-PEO NEOs (1)	Average Compensation Actually Paid to non-PEO NEOs (1)(2)(3)	Value of Initial Fixed $100 Investment based on: (4)		Net Income (Loss) (in thousands)
Year					TSR	Peer Group TSR

2025	$5,521,205	$1,488,110	$1,393,348	$(418,100)	$35.09	$119.92	$(91,923)
2024	$6,811,849	$2,563,963	$3,137,239	$1,656,663	$52.67	$90.58	$(232,618)
2023	$7,965,955	$6,147,081	$3,116,346	$2,116,864	$48.66	$91.84	$(133,133)
2022	$7,705,953	$(770,559)	$2,443,329	$38,234	$59.68	$88.53	$(55,181)
2021	$5,370,295	$317,342	$2,126,860	$668,412	$91.96	$99.37	$82,631
_________________________________________
(1)For each year our PEO was Bassil Dahiyat. The individuals comprising the Non-PEO NEOs for each year presented are listed below:

2021	2022	2023	2024	2025
John R. Desjarlais	John R. Desjarlais	John R. Desjarlais	John R. Desjarlais	John R. Desjarlais
John J. Kuch	John J. Kuch	John J. Kuch	John J. Kuch	Celia E. Eckert
Celia E. Eckert	Celia E. Eckert	Celia E. Eckert	Celia E. Eckert	Nancy K. Valente
Allen S. Yang	Allen S. Yang	Allen S. Yang	Nancy K. Valente	Bart Jan Cornelissen
		Nancy K. Valente	Bart Jan Cornelissen
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K, and therefore use hypothetical values and points in time when pay may not actually have been earned by or delivered to the NEOs.
(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below.
(4)“TSR” stands for “total shareholder return.” The Peer Group TSR shown in this table utilizes the Nasdaq Biotechnology (“NBI”) Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K, for the years reflected in the table above. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Nasdaq Biotechnology Index, respectively. The historical stock price performance of our common stock shown is not necessarily indicative of future stock price performance.

The following is a summary of the adjustments made to PEO compensation as reported in the SCT to determine PEO CAP. Certain numbers in this table may not sum due to rounding.

Adjustment to Determine Compensation Actually Paid to PEO
2025
Total compensation from SCT	$5,521,205
Deduction for amounts reported under stock awards in SCT	(1,552,892)
Deduction for amounts reported under option awards in SCT	(2,727,018)
Increase in fair value of awards granted during year that remain outstanding and unvested at year-end	4,308,323
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted in prior year that were outstanding and unvested at year-end	(2,032,326)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted in prior year that vested during the year	(2,029,182)
Compensation actually paid	$1,488,110
The following is a summary of the adjustments made to average non-PEO NEO compensation as reported in the SCT to determine average non-PEO NEO CAP. Certain numbers in the following table may not foot due to rounding.

Adjustment to Determine Average Compensation Actually Paid to Non-PEO NEOs
2025
Average total compensation reported in SCT	$1,393,348
Deduction for amounts reported under stock awards in SCT	(260,887)
Deduction for amounts reported under option awards in SCT	(433,198)
Increase in fair value of awards granted during the year that remain outstanding and unvested at year-end	723,799
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior year that were outstanding and unvested at year-end	(641,364)
Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year	(361,420)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior year that vested during the year	(838,378)
Compensation actually paid	$(418,100)

Description of Relationship Between PEO and Non-PEO NEO CAP and Company TSR
The following chart sets forth the relationship between CAP to our PEO, the average CAP to our non-PEO NEOs, and the Company's and the Company's peers' TSR over the five most recently completed fiscal years.

Description of Relationship Between PEO and Non-PEO NEO CAP and Net Income (Loss)
The following chart sets forth the relationship between CAP to our PEO, the average CAP to our non-PEO NEOs, and the Company's and the Company's net loss over the five most recently completed fiscal years.

Under Item 402(v) of Regulation S-K, the information required in this “Pay Versus Performance” section is not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Xencor, Inc. stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Xencor, Inc. Direct your written request to Xencor, Inc., Attn: Director of Investor Relations, 465 North Halstead Street, Suite 200, Pasadena, California 91107 or contact Celia Eckert at (858) 472-8365. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Celia E. Eckert
April 27, 2026	Secretary
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the consolidated financial statements, is available without charge upon written request to: Corporate Secretary, Xencor, Inc., 465 North Halstead Street, Suite 200, Pasadena, California 91107.

Annex I

Amendment No. 1 to Xencor, Inc.
Amended and Restated 2023 Equity Incentive Plan

The Xencor, Inc. Amended and Restated 2023 Equity Incentive Plan (the “Plan”) is hereby amended (this “Amendment”), effective as of ________________, 2026.

1.Section 2(a) of the Plan is hereby amended in its entirety to read as follows:

“Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate of number of shares of Common Stock that may be issued pursuant to Awards will be 13,343,546 shares, plus a number of shares of Common Stock equal to the number of Returning Shares, if any, as such shares become available from time to time.”

2.Section 2(b) of the Plan is hereby amended in its entirety to read as follows:

“Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 13,343,546 shares.”

3.Except as modified by this Amendment, all the terms and provisions of the Plan as in effect immediately prior to this Amendment shall continue in full force and effect.

IN WITNESS WHEREOF, Xencor, Inc. has caused this Amendment to be executed on its behalf by its duly-authorized officer as of the date set forth below.

XENCOR, INC.

By: ____________________________
Name:
Title:
Date:

xencor

NAME & ADDRESS HERE

As a stockholder of Xencor, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic or telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on June 15, 2026.

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone.

Vote Your Proxy on the Internet:
Go to
https://web.viewproxy.com/xncr/2026
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote Your Proxy by Phone:
Call 1-866-402-3905
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

Vote Your Proxy by Mail:
Mark, sign, and date your proxy card, then detach it and return it in the postage-paid envelope provided.

CONTROL NUMBER

▼ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▼

XENCOR, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF XENCOR, INC.

The stockholder(s) hereby appoints Bassil I. Dahiyat, Bart J. Cornelissen or Celia E. Eckert (the "Named Proxies") or any of them, as proxies and attorneys-in-fact of the undersigned, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of capital stock of Xencor, Inc., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at the Company's headquarters, 465 North Halstead Street, Suite 200, Pasadena, California 91107 on Tuesday, June 16, 2026 at 1:00 p.m. Pacific Time, and any adjournment or postponement thereof, conferring upon such persons authority to vote in their discretion as to any and all such other matters as may properly come before the meeting, including discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve.

NAME & ADDRESS HERE

BARCODE HERE

CONTROL NUMBER

Address Change:
(If you noted any Address Changes above, please mark box.) ☐

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Signature ______________________________

Date ______________________________

Title ______________________________

Signature (Joint Owners) ______________________________

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, limited liability company, or partnership, please sign in full corporate, limited liability company, or partnership name by authorized officer or person.

Please check here if you plan to attend the Annual Meeting in person. ☐

The Notice, Proxy Statement and Annual Report are available at:
https://web.viewproxy.com/xncr/2026

▼ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▼

When properly executed, your proxy will be voted in the manner you direct. If you do not specify your choices, your shares will be voted in accordance with the recommendations of the Board of Directors, which recommendations are "FOR" each of the Board of Directors' nominees listed in Proposal 1 and "FOR" Proposals 2, 3 and 4.

Please mark your votes like this [X]

1. ELECTION OF DIRECTORS:	FOR	WITHHOLD
(1) Dr. Bassil I. Dahiyat	☐	☐
(2) Dr. Raymond J. Deshaies	☐	☐
(3) Dr. Ellen G. Feigal	☐	☐
(4) Dr. Kevin C. Gorman	☐	☐
(5) Mr. Kurt A. Gustafson	☐	☐
(6) Dr. Barbara Klencke	☐	☐
(7) Dr. A. Bruce Montgomery	☐	☐
(8) Mr. Richard J. Ranieri	☐	☐
(9) Mr. Todd E. Simpson	☐	☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

Note: To transact such other business as may properly come before the meeting as determined in the discretion of the proxies.